Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG
BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.,

BIOHAVEN RESEARCH LTD.,

AND,

SOLELY WITH RESPECT TO SECTION 2.7(B), SECTION 2.10, SECTION 4.2, SECTION 4.3, SECTION 4.5(C), SECTION 4.7, SECTION 5.1(A), SECTION 6.6(I), SECTION 8.3, SECTION 8.6, AND SECTION 8.7,

PFIZER INC.

Dated as of May 9, 2022

TABLE OF CONTENTS
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EXHIBITS AND SCHEDULES

Exhibit A    Transition Services Agreement
Exhibit B    SpinCo Memorandum of Continuance and Bye-Laws
Exhibit C    Certain Licensed Marks

Schedule A    SpinCo Assets
Schedule B    SpinCo Employees
Schedule C    SpinCo Liabilities
Schedule D    SpinCo Plans
Schedule E    RemainCo Plans
Schedule F    RemainCo Employment Agreements
Schedule G    Restricted Employees
Schedule H    Steps Plan
Schedule I    Royalty Payments

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SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of May 9, 2022, is entered into by and between Biohaven Pharmaceutical Holding Company Ltd., a British Virgin Islands business company limited by shares with BVI company number 1792178 incorporated under the laws of the British Virgin Islands (together with its successor entities, the “Company”) and Biohaven Research Ltd., a British Virgin Islands business company limited by shares with BVI company number 2097693 incorporated under the laws of the British Virgin Islands and a wholly owned Subsidiary of the Company (“SpinCo” and, together with the Company, the “Parties” and each a “Party”), and, solely with respect to Section 2.7(b), Section 2.10, Section 4.2, Section 4.3, Section 4.5(c), Section 4.7, Section 5.1(a), Section 6.6(i), Section 8.3, Section 8.6, and Section 8.7, Pfizer Inc., a Delaware corporation (“Parent”).
RECITALS
WHEREAS, the Company, Parent and Bulldog (BVI) Ltd., a British Virgin Islands business company limited by shares with BVI company number 2097955 incorporated under the laws of the British Virgin Islands (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of May 9, 2022 (the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub shall merge with and into the Company, with the Company surviving such merger (the “Merger”) as a wholly owned Subsidiary of Parent;
WHEREAS, it is a condition to the Merger that, immediately prior to the Effective Time of the Merger, the Company distribute to the Company’s shareholders as of the Distribution Record Date all of the issued and outstanding common shares of SpinCo (“SpinCo Common Shares”), on a pro rata basis, in accordance with the terms and conditions of this Agreement and subject to compliance with applicable Law (such distribution, the “Distribution”);
WHEREAS, the board of directors of the Company (the “Company Board”) has determined that it is in the best interests of the Company and its shareholders to separate certain businesses, product candidates and corporate infrastructure of the Company, such that at the time of the Distribution, (i) the Company will own and conduct the CGRP Business and (ii) SpinCo will own and conduct the Therapeutics Business;
WHEREAS, the Company Board has authorized the Distribution of the SpinCo Common Shares to the holders of the Company’s issued and outstanding common shares, no par value (“Company Common Shares”), as of the Distribution Record Date, at the ratio of one SpinCo Common Share for every two Company Common Shares;
WHEREAS, the shareholders of the Company have duly adopted the Distribution and the transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Distribution shall be a taxable distribution by the Company to its shareholders in respect of their stock governed by Section 311(b) of the Code and shall not be governed by Sections 355 or 7874 of the Code (the “Intended Tax Treatment”);
WHEREAS, prior to the Distribution, the Company shall, on the terms and subject to the conditions set forth in this Agreement, (i) cause SpinCo to continue in Bermuda as a Bermuda exempted company, and (ii) consummate (or caused to be consummated) the restructuring transactions in accordance with the structure and steps set forth in Schedule H up to, but not including, the Distribution (which Schedule may be amended, supplemented or otherwise modified jointly by SpinCo and Parent after mutual consultation and with the consent of both parties), which will result in (A) the Company and/or one or more of its Subsidiaries, collectively, owning all of the RemainCo Assets and assuming (or retaining) all of the RemainCo Liabilities, (B) SpinCo and/or one or more of its Subsidiaries, collectively, owning all of the SpinCo Assets and assuming (or retaining) all of the SpinCo Liabilities, and (C) all actions contemplated by Article II to be performed by their terms prior to the Distribution have been completed (the “Pre-Closing Reorganization”);
WHEREAS, following the Distribution, and in connection with the transactions contemplated herein and in the Merger Agreement, the Company will make certain payments to SpinCo in accordance with the terms set forth in Schedule I; and
WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the Distribution.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:
“Affiliate” has the meaning set forth in the Merger Agreement; provided that, for avoidance of doubt, after the time of the Distribution, none of Parent, the Company or any of their respective Subsidiaries shall be deemed to be an Affiliate of SpinCo or any member of the SpinCo Group.
“Agent” has the meaning set forth in Section 3.2(a).
“Agreement” has the meaning set forth in the Preamble.

“Assets” means all right, title and ownership interests in and to all assets, properties, claims, Contracts and rights (including goodwill) wherever located (including in the possession of vendors or other Third Parties or elsewhere on behalf of the Person), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued or contingent, in each case whether or not received, recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including rights and benefits pursuant to any Contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.
“Assignee” has the meaning set forth in Section 8.6(a).
“Benefit Plan” has the meaning set forth in the Merger Agreement.
“Biohaven Equity Plan” means the 2014 Equity Incentive Plan and 2017 Equity Incentive Plan sponsored by the Company.
“BSP” means Biohaven Specialty Pharmaceutical Ltd., a British Virgin Islands business company limited by shares with BVI company number 2010773 incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of the Company.
“BSP Assignment” has the meaning set forth in Section 2.2(a)(iii).
“Business” means the CGRP Business or the Therapeutics Business, as applicable.
“business day” has the meaning given to such term in the Merger Agreement.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Public Law 116 – 136).
“CGRP Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Distribution Effective Time by either the Company or SpinCo or any member of their respective Groups, with respect to the Company and its Subsidiaries’ platform for the research, development, manufacture and commercialization of calcitonin gene-related peptide receptor antagonists, including rimegepant, zavegepant and the Heptares Therapeutics Limited pre-clinical CGRP portfolio.
“Claim Notice” has the meaning set forth in Section 5.4(a).
“Closing” has the meaning given to such term in the Merger Agreement.
“Closing Date” has the meaning given to such term in the Merger Agreement.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the U.S. Internal Revenue Code of 1986.
“Combined Per Share Value” means the “regular way” volume-weighted average trading price of a Company Common Share (inclusive of the SpinCo value) during the period commencing on the first trading day following the Distribution Record Date through and including the last trading day prior to the Distribution Effective Time.
“Commingled Contract” means any Contract to which any member of the SpinCo Group is a party and relating to both (a) the Therapeutics Business and (b) the CGRP Business.
“Company” has the meaning set forth in the Preamble.
“Company Board” has the meaning set forth in the Recitals.
“Company Common Shares” has the meaning set forth in the Recitals.
“Confidential Information” means all non-public, confidential or proprietary information concerning a Party and/or its Subsidiaries or with respect to the Company, the CGRP Business, any RemainCo Assets or any RemainCo Liabilities, or with respect to SpinCo, the Therapeutics Business, any SpinCo Assets or any SpinCo Liabilities, which, prior to or following the Distribution, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Sections 6.1 or 6.2 or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party (except to the extent that such Confidential Information can be shown to have been (a) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (b) lawfully acquired by the receiving Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Confidential Information or (c) independently developed by the receiving Party or its Affiliates after the time of the Distribution without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any information of a Party marked as confidential, proprietary and/or privileged.
“Confidentiality Agreement” has the meaning given to such term in the Merger Agreement.
“Consent” has the meaning given to such term in the Merger Agreement.
“Contract” has the meaning given to such term in the Merger Agreement.

“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents (including bills of sale, stock powers, certificates of title, assignments of Contracts, assignments of Intellectual Property, Consents (to the extent obtained), permits, easements, leases, deeds and other instruments of conveyance) entered into prior to the Distribution and to be entered into to effect the Transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement and the Distribution, or otherwise relating to, arising out of or resulting from the Transfer of Assets and/or assumption of Liabilities between members of two Groups, in substantially the form to be effected pursuant to Delaware Law, the Laws of one of the other states of the United States or the Laws of foreign jurisdictions, and in such form as the applicable parties agree or, if not appropriate for a given Transfer or assumption, in such form or forms as the applicable parties thereto agree (but taking into account any requirements of applicable Law) including to record or register transfer of title in each applicable jurisdiction, which shall be on an “as is,” “where is,” and “with all faults” basis.
“Current Employee” means, with respect to a Person, any individual who is actively employed by such Person or on a short-term leave of absence (including maternity, paternity, family, sick or short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leave but excluding, for the avoidance of doubt, any individual who is on long-term disability).
“Data Room” has the meaning given to such term in the Merger Agreement.
“Delayed Asset” has the meaning set forth in Section 2.6(b).
“Delayed Liability” has the meaning set forth in Section 2.6(b).
“Designated Person” has the meaning set forth in Section 6.6(i).
“Discharge” has the meaning set forth in Section 4.6 of this Agreement.
“Distribution” has the meaning set forth in the Recitals.
“Distribution Date” means the day on which the Distribution is effected.
“Distribution Effective Time” means the time, on the Distribution Date, that the Company effects the Distribution.
“Distribution Ratio” means 0.5, which is the ratio of one SpinCo Common Share for every two Company Common Shares.
“Distribution Record Date” means such date as may be determined by the Company Board or a committee of the Company Board, as the record date for the Distribution.

“Effective Time” has the meaning given to such term in the Merger Agreement.
“Environmental Laws” has the meaning given to such term in the Merger Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing Representation” has the meaning set forth in Section 6.6(i).
“Governmental Authority” has the meaning given to such term in the Merger Agreement.
“Group” means the RemainCo Group or the SpinCo Group, as applicable.
“Guaranteed Obligations” has the meaning set forth in Section 8.7(a).
“Hazardous Materials” has the meaning given to such term in the Merger Agreement.
“Indemnified Party” has the meaning set forth in Section 5.4(a).
“Indemnifying Party” has the meaning set forth in Section 5.4(a).
“Information Statement” means the Information Statement filed with the SEC as an exhibit to the Spin-Off Registration Statement and mailed to the holders of Company Common Shares in connection with the Distribution, including any amendments or supplements thereto.
“Intellectual Property” has the meaning given to such term in the Merger Agreement.
“Intended Tax Treatment” has the meaning set forth in the Recitals.
“IT System” has the meaning given to such term in the Merger Agreement.
“Law” has the meaning given to such term in the Merger Agreement.
“Liability” or “Liabilities” means any and all debts, guarantees, assurances, commitments, losses, remediation, deficiencies, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law (including Environmental Law), Proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.
“Liable Party” has the meaning set forth in Section 2.8(b).
“Licensed Names and Marks” has the meaning set forth in Section 4.2(a).
“Lien” has the meaning given to such term in the Merger Agreement.
“Linked” has the meaning set forth in Section 2.11(a).
“Losses” means all losses, damages, claims, demands, payments, penalties, judgments or settlements, including all reasonable costs and expenses (including the costs and expenses of any and all Proceedings and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable and documented costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) relating thereto, suffered by an Indemnified Party; provided, that, Losses shall not include any special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages (i) awarded by a court of competent jurisdiction in connection with a Third Party Claim and/or (ii) that are, in the case of special, consequential or indirect damages, a reasonable foreseeable result of the relevant breach).
“Merger” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Recitals.
“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act, including the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market and the Nasdaq Capital Market.
“Other Party” has the meaning set forth in Section 2.8(a).
“Parent” has the meaning set forth in the Preamble.
“Parties” and “Party” have the meaning set forth in the Preamble.
“Permitted Lien” has the meaning given to such term in the Merger Agreement.
“Person” has the meaning given to such term in the Merger Agreement.
“Post-Closing Matter” has the meaning set forth in Section 6.6(i).

“Post-Closing Representation” has the meaning set forth in Section 6.6(i).
“Post-Spin Biohaven Option” has the meaning set forth in Section 4.5(c)(i).
“Post-Spin Biohaven RSU” has the meaning set forth in Section 4.5(c)(i).
“Pre-Closing Reorganization” has the meaning set forth in the Recitals.
“Pre-Distribution Tax Period” means any Tax period ending on or before the Distribution Date and the portion of any Straddle Tax Period ending on or before the Distribution Date.
“Pre-Spin Biohaven Option” has the meaning set forth in Section 4.5(c)(i).
“Pre-Spin Biohaven RSU” has the meaning set forth in Section 4.5(c)(i).
“Prior Company Counsel” has the meaning set forth in Section 6.6(i).
“Privileged Information” means all information subject to the privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine.
“Proceeding” has the meaning given to such term in the Merger Agreement.
“Records” has the meaning set forth in Section 6.1(a).
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority, social media platform, or Internet domain name registrar.
“RemainCo” means the Company after the Distribution Effective Time and consummation of the Merger.
“RemainCo Accounts” has the meaning set forth in Section 2.11(a).
“RemainCo Assets” means any and all right, title and interest in and to, immediately prior to the Distribution Effective Time, any and all Assets owned, leased or licensed by the Company or any of its Subsidiaries (including SpinCo or any member of the SpinCo Group), including: (i) all Intellectual Property used, practiced, held for the use or practice, or otherwise related to the CGRP Business (other than the Restricted Names and Marks and Licensed Names and Marks), including all such Intellectual Property applications, registrations and issuances, and all such Intellectual Property documentation relating to any of the foregoing (for the avoidance of doubt, not including any SpinCo Intellectual Property); (ii) all interests in the capital stock of, or any other equity interests in, the members of the RemainCo Group; (iii) all IT Systems used, held for the use of or otherwise related to the CGRP Business (for the avoidance of doubt, not including any SpinCo IT Systems); (iv) all licenses, permits, registrations, approvals and authorizations used, held for the use of or otherwise related to the CGRP Business, including all permits issued by the FDA and comparable Governmental Authorities relating to rimegepant, zavegepant, and the CGRP Business, including but not limited to FDA Investigational New Drug Applications 109886, 142423, 158957 for rimegepant and 134120, 149143, 151524 for zavegepant and FDA New Drug Applications 212720, 212728 for NURTEC ODT and 216386 for zavegepant (and for the avoidance of doubt, not including any SpinCo Permits) (“RemainCo Permits”); (v) all vehicles owned or leased by the Company or any of its Subsidiaries; (vi) all deposits, letters of credit, prepaid expenses, trade accounts and other accounts related to or arising out of the CGRP Business; (vii) all inventories of products, goods, materials, parts, raw materials and supplies related to the CGRP Business; (viii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents related to the CGRP Business; (ix) all Commingled Contracts and any other Contracts related to the CGRP Business, and any rights or claims (whether accrued or contingent) arising under such Contracts, for the avoidance of doubt, not including any SpinCo Shared Corporate Contracts; (x) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution related to, or related to claims arising out of, the CGRP Business; provided that this Agreement does not purport to Transfer ownership of any of the insurance policies of any member of the SpinCo Group or the RemainCo Group; (xi) any other Assets that are owned, leased or licensed, at or prior to the Distribution Effective Time, by the Company or any of its Subsidiaries (including SpinCo or any member of the SpinCo Group), that are related to the CGRP Business; (xii) all employment Contracts, offer letters and restrictive covenants agreements entered into with the RemainCo Employees, as set forth in Schedule F; (xiii) all RemainCo Plans; (xiv) all rights in connection with and Assets funding any obligation under each RemainCo Plan; and (xv) any goodwill related to the CGRP Business; provided, however, that the RemainCo Assets will exclude (A) for the avoidance of doubt, the SpinCo Assets; (B) all bank or brokerage accounts to which a member of the RemainCo Group acts as legal custodian, and any cash or cash equivalents of the Company and its Subsidiaries contained therein as of the Distribution Effective Time; (C) all Assets that are acquired or otherwise become an Asset of the SpinCo Group after the Distribution Effective Time; and (D) the Restricted Names and Marks, the Licensed Names and Marks, and all common law rights and goodwill associated therewith.
“RemainCo Employees” means all current and former employees, contractors or other service providers of the Company or any of its Affiliates who primarily provide, or who have primarily provided, services to the CGRP Business, other than the SpinCo Employees.

“RemainCo Group” means the Company (or, after effectiveness of the Distribution, RemainCo) and each Person (other than any member of the SpinCo Group) that is a Subsidiary of the Company immediately after the Distribution.
“RemainCo Indemnitees” means: (i) the Company and each Affiliate thereof after giving effect to the Distribution; and (ii) each of the respective directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i), in each case, in their capacity as such, and each of the heirs, executors, successors and assigns of any of the foregoing, except in the case of clauses (i) and (ii), the SpinCo Indemnitees.
“RemainCo Liabilities” means all Liabilities immediately prior to the Distribution Effective Time of the Company or any of its Subsidiaries (including SpinCo or any member of the SpinCo Group), without duplication and in each case, not expressly allocated to or retained by SpinCo or any member of the SpinCo Group pursuant to this Agreement, including Liabilities to the extent arising out of or resulting from: (i) any RemainCo Assets (other than Liabilities arising under any Commingled Contracts to the extent such Liabilities relate to the Therapeutics Business pursuant to Section 2.3); (ii)  the ownership or operation of the CGRP Business (including any discontinued business or any business which has been sold or transferred), as conducted at any time prior to, on or after the Distribution Effective Time, including any product liability claims arising out of rimegepant or zavegepant and all Proceedings that are not SpinCo Liabilities; (iii) the ownership or operation of any business conducted by the Company or any member of the RemainCo Group at any time after the Distribution Effective Time; (iv) any transaction expenses incurred by the Company or any of its Subsidiaries in connection with the Merger Agreement; (v) the RemainCo Plans; (vi) the employment of RemainCo Employees, whether arising on, or prior to, or after the Effective Time (other than with respect to any Liabilities related to or with respect to the RemainCo Employees under the SpinCo Plans, which shall be retained by the SpinCo Group); and (vii) any Liabilities allocated to the Company or any member of the RemainCo Group pursuant to Section 4.5. For the avoidance of doubt, the RemainCo Liabilities shall not include: (A) any Taxes; (B) the Liabilities that are expressly contemplated by this Agreement (or the Schedules hereto) as SpinCo Liabilities; (C) any agreements or obligations of any member of the SpinCo Group under this Agreement or the Transition Services Agreement; (D) Liabilities arising under applicable Law as the result of or in relation to the operation or condition of any SpinCo Asset, including the SpinCo Real Property prior to, on or after the Distribution Effective Time; (E) Liabilities arising from the violation, prior to, on or after the Distribution Effective Time, of any SpinCo Permits issued under Environmental Law; or (F) any Liability arising out of or resulting from the storage, disposal, generation, shipment or other management of Hazardous Materials on, at, under or from the SpinCo Real Property or otherwise in connection with the CGRP Business prior to the Distribution Effective Time. For the avoidance of doubt, any liabilities with respect to Taxes shall be governed by Section 5.6.

“RemainCo Per Share Value” means the “ex-distribution way” volume-weighted average trading price of a Company Common Share (exclusive of the SpinCo value) during the period commencing on the first trading day following Distribution Record Date through and including the last trading day prior to the Distribution Effective Time.
“RemainCo Plan” means any Benefit Plan that is sponsored or maintained by, or required to be contributed to, any member of the RemainCo Group or to which a member of the RemainCo Group is a party. Each RemainCo Plan is set forth on Schedule E.
“RemainCo Shared IP” means the Trade Secrets included in the RemainCo Assets that are (a) owned or otherwise licensable by the Company or the RemainCo Group as of the date of this Agreement and (b) which are necessary for the conduct of or used in the Therapeutics Business as of the date of this Agreement.
“Representative” has the meaning given to such term in the Merger Agreement.
“Restricted Names and Marks” means the name “Biohaven” or any derivative or variation thereof, and any Trademarks associated with such name.
“Royalty Payment” has the meaning set forth in Section 2.10(b).
“SEC” means the United States Securities and Exchange Commission.
“Section 338(g) Election” has the meaning given to such term in the Merger Agreement.
“Shared IP” means the RemainCo Shared IP and the SpinCo Shared IP, as applicable.
“Spin-Off Registration Statement” means any registration statement to be submitted and/or filed with the SEC to effect the registration of the SpinCo Common Shares pursuant to the Exchange Act, including any amendment or supplement thereto, information statement or prospectus, periodic report or similar disclosure document, whether or not filed by the SEC or any other Governmental Authority.
“SpinCo” has the meaning set forth in the Preamble.
“SpinCo Accounts” has the meaning set forth in Section 2.11(a).
“SpinCo Assets” means any and all right, title and interest in and to the following Assets: (i) all Registered Intellectual Property applications, registrations and issuances set forth on Schedule A-1 (including, as applicable, the common law rights and goodwill associated therewith), the “Biohaven” name and mark and any goodwill and common law rights thereto, and all other Intellectual Property (other than Registered Intellectual Property) exclusively applicable to, as between the CGRP Business and the Therapeutics Business, the Therapeutics Business (the “SpinCo Intellectual Property”); (ii) all interests in the capital stock of, or any other equity interests in, the members of the SpinCo Group, including the Persons set forth on Schedule A-2; (iii) all right, title and interest in and to the real property set forth on Schedule A-3(a) and all real property leases set forth on Schedule A-3(b) (collectively, the “SpinCo Real Property”); (iv) all computers and other electronic data processing and communications equipment and other IT Systems, fixtures, machinery, equipment (including, without limitation, all laboratory equipment and related materials), furniture, office equipment, special and general tools, test devices, prototypes and models and other tangible personal property located at any SpinCo Real Property or otherwise exclusively related to the Therapeutics Business, including the IT Systems set forth on Schedule A-4 (the “SpinCo IT Systems”); (v) all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Authority and are held by a member of the SpinCo Group, or to the extent transferable, relate exclusively to, or are used exclusively in the Therapeutics Business (“SpinCo Permits”); (vi) all deposits, letters of credit, prepaid expenses, trade accounts and other accounts exclusively related to or arising out of the Therapeutics Business; (vii) all inventories of clinical products, goods, materials, parts, raw materials and clinical supplies exclusively related to the Therapeutics Business; (viii) all employment Contracts, offer letters and restrictive covenant agreements entered into with the SpinCo Employees, listed in Schedule B as of the Effective Time; (ix) all SpinCo Plans; (x) all rights in connection with and Assets funding any obligation under each SpinCo Plan; (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents exclusively related to the Therapeutics Business; (xii) the Contracts set forth on Schedule A-5(a), any other Contracts exclusively related to the Therapeutics Business and the Commingled Contracts set forth on Schedule A-5(b) (the “SpinCo Shared Corporate Contracts”), and all rights and obligations and other Liabilities (whether accrued or contingent) arising under any such Contracts; (xiii) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution exclusively related to, or related to claims arising out of, the Therapeutics Business, including the insurance policies set forth on Schedule A-6; provided that this Agreement does not purport to Transfer ownership of any of the insurance policies of any member of the SpinCo Group or the RemainCo Group; (xiv) any goodwill related to the Therapeutics Business; (xv) any entitlement to Royalty Payments; and (xvi) any other Assets (other than Registered Intellectual Property) that are owned, leased or licensed, at or prior to the Distribution Effective Time, by the Company or any of its Subsidiaries (including SpinCo or any member of the SpinCo Group) that are exclusively related to the Therapeutics Business; provided, however, that the SpinCo Assets will exclude (A) all bank or brokerage accounts to which a member of the SpinCo Group acts as legal custodian, and any cash or cash equivalents of SpinCo and its Subsidiaries contained therein as of the Distribution Effective Time; and (B) all Assets that are acquired or otherwise become an Asset of the RemainCo Group after the Distribution Effective Time.
“SpinCo Common Shares” has the meaning set forth in the Recitals.

“SpinCo Controlled Claim” has the meaning set forth in Section 5.7(b).
“SpinCo Employees” means (i) the Current Employees of the Company or any of its Affiliates (including the SpinCo Group) who primarily provide services to the Therapeutics Business, as listed on Schedule B, as such Schedule may be updated (A) by SpinCo to reflect terminations of employment in accordance with the Merger Agreement, (B) by Parent from time to time following the date of this Agreement until the date that is ten (10) trading days prior to the Distribution Date to change the designation of an employee or employees from “SpinCo Employees” to “RemainCo Employees” and (C) as otherwise reasonably agreed to after good faith discussion by the Parties, (ii) any employees of the Company or any of its Affiliates (including the SpinCo Group) who are on a long-term leave of absence, including long-term disability, (iii) all current and former contractors or other service providers of the Company or any of its Affiliates (including the SpinCo Group) who primarily provide, or provided, services to the Therapeutics Business, (iv) all former employees of the Company or any of its Affiliates (including the SpinCo Group) who, prior to their termination, primarily provided services to the Therapeutics Business, and (v) all other current and former contractors or other service providers or employees of the Company or any of its Affiliates who do not satisfy the definition of RemainCo Employees and do not meet the requirements set forth in clauses (i), (ii), (iii) or (iv) of this definition of “SpinCo Employees.”
“SpinCo Funding” has the meaning set forth in Section 2.10(a).
“SpinCo Group” means SpinCo and each Person that is a Subsidiary of SpinCo as of the Distribution Effective Time (but after giving effect to the Pre-Closing Reorganization), and each Person that becomes a Subsidiary of SpinCo after the Distribution Effective Time.
“SpinCo Indemnifiable Irish Stamp Duty” means the product of (a) the quotient obtained by dividing (i) the SpinCo Per Share Value by (ii) the Combined Per Share Value, multiplied by (b) the Irish stamp duty, if any, arising solely in respect of the forward merger to the extent Parent has elected to undertake such forward merger pursuant to Section 1.1 of the Merger Agreement and as specified in Schedule H.
“SpinCo Indemnifiable Pre-Closing Reorganization Steps” are the steps undertaken by the Company, SpinCo and its Affiliates pursuant to (i) the Pre-Closing Reorganization and (ii) Section 2.1, Section 2.2, Section 2.4 and Section 2.5.
“SpinCo Indemnified Taxes” has the meaning set forth in Section 5.6(b).
“SpinCo Indemnitees” means: (i) SpinCo and each Affiliate thereof after giving effect to the Distribution; and (ii) each of the respective directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i), in each case, in their capacity as such, and each of the heirs, executors, successors and assigns of any of the foregoing. For the avoidance of doubt, the term SpinCo

Indemnitees shall not include shareholders of SpinCo in their capacity as shareholders thereof.
“SpinCo Liabilities” means all Liabilities, without duplication (other than Liabilities for Taxes) to the extent arising out of or resulting from: (i) any SpinCo Assets (other than Liabilities arising under any Commingled Contracts to the extent such Liabilities relate to the CGRP Business pursuant to Section 2.3); (ii) the ownership or operation of the Therapeutics Business, as conducted at any time prior to, on or after the Distribution Date, including the Proceedings set forth on Schedule C; (iii) the SpinCo Plans; (iv) the employment or engagement of SpinCo Employees, whether arising on, prior to or following the Effective Time (other than with respect to any Liabilities related to or with respect to the SpinCo Employees under the RemainCo Plans, which shall be retained by the RemainCo Group); and (v) any Liabilities allocated to SpinCo or any member of the SpinCo Group pursuant to Section 4.5. For the avoidance of doubt, any liabilities with respect to Taxes shall be governed by Section 5.6.
“SpinCo Option” has the meaning set forth in Section 4.5(c)(i).
“SpinCo Permits” has the meaning set forth in the definition of “SpinCo Assets.”
“SpinCo Per Share Value” means the amount by which (i) the Combined Per Share Value exceeds (ii) the RemainCo Per Share Value.
“SpinCo Plan” means any Benefit Plan that is not a RemainCo Plan. Each SpinCo Plan is listed on Schedule D.
“SpinCo Prepared Returns” has the meaning set forth in Section 5.6(d).
“SpinCo RSU” has the meaning set forth in Section 4.5(c)(i).
“SpinCo Shared IP” means the Trade Secrets included in the SpinCo Assets that are (a) owned or otherwise licensable by SpinCo or the SpinCo Group as of the date of this Agreement and (b) which are necessary for the conduct of or used in the CGRP Business as of the date of this Agreement.
“Straddle Tax Period” means any Tax period beginning on or before the Distribution Date and ending after the Distribution Date.
“Subsidiary” has the meaning given to such term in the Merger Agreement.
“Tax” or “Taxes” has the meaning given to such term in the Merger Agreement.
“Tax Claim” has the meaning set forth in Section 5.7(a).
“Tax Return” has the meaning given to such term in the Merger Agreement.

“Therapeutics” means Biohaven Therapeutics Ltd., a British Virgin Islands business company limited by shares with BVI company number 1916121 incorporated under the laws of the British Virgin Islands and a direct wholly owned Subsidiary of the Company.
“Therapeutics Assignment” has the meaning set forth in Section 2.2(a)(ii).
“Therapeutics Business” means the business, operations and activities of the Company and its Subsidiaries (including SpinCo and its Subsidiaries), as conducted at any time prior to the Distribution Effective Time, that is not the CGRP Business.
“Third Party” means any Person who is not a Party to this Agreement.
“Third Party Claim” has the meaning set forth in Section 5.4(a).
“Trade Secret” has the meaning given to such term in the Merger Agreement.
“Trademark” has the meaning given to such term in the Merger Agreement.
“Transfer” means to sell, assign, transfer, convey and deliver.
“Transfer Act” means the Connecticut Property Transfer Law, CGS §§ 22a-134 et seq. and its implementing regulations.
“Transfer Documents” has the meaning set forth in Section 2.2(b).
“Transferred Employees” means the RemainCo Employees who are Current Employees as of immediately prior to the Distribution Effective Time.
“Transfer Taxes” has the meaning set forth in Section 5.6(c).
“Transition Services Agreement” means that certain transition services agreement to be entered into by and between the Company and SpinCo at the closing of the Distribution, substantially in the form attached hereto as Exhibit A.
Section 1.2Rules of Construction. Except where stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement, (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting, (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (d) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement, (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, (f) references to a Person are also to its permitted successors and assigns, (g) references to an “Article”, “Section”, “Exhibit”,

“Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement, (h) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States, (i) references to a federal, state, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented, (j) references to any communication by any Governmental Authority includes a communication by the staff of such Governmental Authority and (k) words denoting any gender will be deemed to include all genders and words denoting natural persons will be deemed to include business entities and vice versa. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No summary of this Agreement prepared by any party will affect the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Whenever the final day for performance of an obligation under this Agreement, other than an obligation under Section 5.2, falls on a day other than a business day, the time period for performance thereof will automatically be extended to the next day that is a business day. The term “made available to Parent” as it relates to materials provided to Parent means copies of the subject materials which were made available to Parent or any of its Affiliates or Representatives either (i) in the Data Room or (ii) in writing with respect to materials specifically referenced in the Company Disclosure Letter to the Merger Agreement or which become available after the date of this Agreement.
ARTICLE II
SEPARATION
Section 2.1General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby in accordance with the terms of the Merger Agreement. It is the intent of the Parties that, prior to the Distribution, SpinCo shall have been restructured in accordance with the Pre-Closing Reorganization, such that, following the consummation of such reorganization, (a) SpinCo shall be a Bermuda exempted company, (b) SpinCo shall, directly or indirectly, own the equity interests of Therapeutics, BSP and their respective Subsidiaries and the rights, title and interest in and to the SpinCo Assets, (c) the Company shall, directly or indirectly, own the equity interests of its Subsidiaries (other than SpinCo, BSP and Therapeutics and their respective Subsidiaries) and the rights, title and interest in and to the RemainCo Assets, (d) SpinCo shall, directly or indirectly, retain or assume, as applicable, all of the SpinCo Liabilities, (e) the Company or its designees shall retain or assume, as applicable, all the RemainCo Liabilities, (f) the Therapeutics Business shall be owned or held by SpinCo or its Affiliates and (g) the CGRP Business shall be owned or held by the Company or its Affiliates. For the avoidance of doubt, the foregoing shall be conducted in accordance with Schedule H.
Section 2.2Transfer of Assets and Assumption of Liabilities.

(a)On or prior to the Distribution Date, but in any case, prior to the Distribution Effective Time:
(i)Continuation of SpinCo. SpinCo shall discontinue as a British Virgin Islands company and shall continue as a Bermuda exempted company.
(ii)Transfer of Therapeutics. The Company shall Transfer its right, title and interest in all ordinary shares of Therapeutics to SpinCo (the “Therapeutics Assignment”).
(iii)Transfer of BSP. the Company shall Transfer its right, title and interest in all ordinary shares of BSP to SpinCo (the “BSP Assignment”).
(iv)Transfer and Assignment of SpinCo Assets. The Company shall, and shall cause its applicable Subsidiaries to, Transfer to SpinCo or any member of the SpinCo Group designated by SpinCo, and such members of the SpinCo Group shall accept from the Company and its Subsidiaries, all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by Therapeutics or a wholly owned Subsidiary of Therapeutics, such SpinCo Asset may be assigned, Transferred, conveyed and delivered to SpinCo as a result of the Therapeutics Assignment or BSP Assignment);
(v)Acceptance and Assumption of SpinCo Liabilities. The applicable members of the SpinCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms. The applicable members of the SpinCo Group shall be responsible for all SpinCo Liabilities, regardless of (A) when, where or against whom such SpinCo Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit SpinCo from asserting against Third Parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), (B) whether the facts on which they are based occurred prior to or subsequent to the Distribution Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement or (C) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;
(vi)Transfer and Assignment of RemainCo Assets. SpinCo shall, and shall cause the applicable members of the SpinCo Group to, Transfer to the Company or any member of the RemainCo Group designated by the Company, all of the RemainCo Assets, if any, held by SpinCo or any such members of the SpinCo Group; and
(vii)Acceptance and Assumption of RemainCo Liabilities. The applicable members of the RemainCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all RemainCo Liabilities in accordance with their respective terms, regardless of (A) when, where, or against whom such RemainCo Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit the Company from asserting against Third Parties any defenses available to the legal entity that incurred or holds such RemainCo Liability), (B) whether the facts on which they are based occurred prior to or subsequent to the Distribution Effective Time, regardless of where or against whom such RemainCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, or (C) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.
(b)Transfer Documents. In furtherance of the Therapeutics Assignment, the BSP Assignment, Transfer of the Assets and the assumption of the Liabilities in accordance with Section 2.2(a), (i) each Party shall prepare, execute and deliver, and shall cause the applicable members of its Group to prepare, execute and deliver, such Conveyancing and Assumption Instruments as and to the extent necessary to evidence the Transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.2(a) (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require either Party to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations effective after the Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Transition Services Agreement)) and (ii) each Party shall prepare, execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such Conveyancing and Assumption Instruments as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.2(a) (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require either Party to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations effective after the Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Transition Services Agreement)). All of the foregoing documents contemplated by this Section 2.2(b) shall be referred to collectively herein as the “Transfer Documents.”
(c)Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo and each member of the SpinCo Group hereby waives compliance by each and every member of the RemainCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the SpinCo Assets or SpinCo Real Property to any member of the SpinCo Group.

(d)Transfer Act. If the Transfer of any of the SpinCo Real Property to SpinCo pursuant to Section 2.2(a)(iv) triggers the Transfer Act, then SpinCo shall, in connection with such Transfer, be identified as the “Certifying Party” as such term is defined in the Transfer Act.
Section 2.3Treatment of Commingled Contracts. From the date of this Agreement and until the date that is twelve (12) months after the Distribution, to the extent (i) the rights and obligations (or comparable services) under any Commingled Contract have not been or are not contemplated to be provided to the SpinCo Group pursuant to the Transition Services Agreement, (ii) replacement contracts, contract rights, bids, purchase orders or other agreements for such Commingled Contract have not yet been obtained or are not contemplated to be obtained pursuant to this Agreement, and (iii) requested by SpinCo in writing, the Company shall use its commercially reasonable efforts to assist SpinCo (in each case with effect following the Distribution Effective Time): (A) to establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Therapeutics Business with any Third Party which is a counterparty to any Commingled Contract; (B) to assign to a member of the SpinCo Group the rights and obligations under such Commingled Contract to the extent related to the Therapeutics Business, so that the Company and SpinCo or the members of their respective Groups shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to their respective Business; or (C) to establish reasonable and lawful arrangements designed to provide the SpinCo Group with the rights and obligations under such Commingled Contract to the extent related to the Therapeutics Business; provided, however, that the Company makes no representation or warranty that any Third Party shall consent to any such assignment or agree to enter into any such contract, contract right, bid, purchase order or other agreement with any member of the SpinCo Group on the existing terms of the applicable Commingled Contract or at all. Neither the Company nor its Affiliates shall be required to expend any non-de minimis unreimbursed money, commence any litigation or offer or grant any non-de minimis unreimbursed accommodation (financial or otherwise) to any Third Party to fulfill its obligation under this Section 2.3.
Section 2.4Termination of Intercompany Contracts. The Company shall (and shall cause each member of the RemainCo Group to), on the one hand, and SpinCo shall (and shall cause each member of the SpinCo Group to), on the other hand, terminate (and no Party or any Subsidiary thereof shall be liable to the other Party or any Subsidiary of the other Party based upon, arising out of or resulting from) any and all Contracts between or among the Company and/or any member of the RemainCo Group, on the one hand, and SpinCo and/or any member of the SpinCo Group, on the other hand, except for this Agreement or the Transition Services Agreement, with such termination to be effective as of the Distribution Effective Time. No such terminated Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. For the avoidance of doubt, this Section 2.4 does not apply to any trade payables and receivables, which are to be governed by Section 2.5.

Section 2.5Intercompany Accounts. Except as set forth in Section 5.1 and to the extent not otherwise settled or otherwise eliminated pursuant to this Agreement or the Merger Agreement, all (a) intercompany receivables, payables and loans, if any, and (b) intercompany balances between any member of the RemainCo Group, on the one hand, and any member of the SpinCo Group, on the other hand, shall be settled or otherwise eliminated, in each case as of the Distribution Effective Time. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, at the reasonable request of any other Party, take, or cause to be taken, such actions as may be reasonably necessary to acknowledge the foregoing.
Section 2.6Nonassignability of Assets and Liabilities.
(a)Notwithstanding anything to the contrary set forth herein, except with respect to Commingled Contracts, which are addressed in Section 2.2(d), to the extent that any Transfer or attempted Transfer or assumption or attempted assumption hereunder is (i) prohibited by any applicable Law or (ii) without a Third Party consent would (A) constitute a breach or other contravention of such Asset or Liability, (B) subject a Party or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, or (C) be ineffective, void or voidable and such Third Party consent has not been obtained prior to the Distribution, then, in each case, subject to the conditions to the Distribution, the Distribution shall proceed without such Transfer or assumption.
(b)From and after the Distribution, with respect to (i) any Asset whose Transfer pursuant to this Agreement (other than Commingled Contracts) is delayed (each, a “Delayed Asset”) or (ii) any Liability whose assumption pursuant to this Agreement (other than Liabilities under Commingled Contracts) is delayed (each, a “Delayed Liability”), the Party (or relevant member of its Group) (x) retaining such Delayed Asset shall thereafter hold for the use and benefit of the Party or relevant member of its Group entitled thereto (at the expense of the Person entitled thereto) and use their commercially reasonable efforts to cooperate with the intended recipient to agree to any reasonable and lawful arrangements designed to provide the applicable Party or relevant member of its Group with the economic claims, rights, benefits and control over such Delayed Asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing arrangements to the extent legally permissible, and (y) intended to assume such Delayed Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or relevant member of its Group) retaining such Delayed Liability for all amounts paid or incurred by such Party in connection with the retention of such Delayed Liability. In addition, the Party retaining any Delayed Asset or Delayed Liability (or relevant member of its Group) shall or shall cause such member of its Group to treat such Delayed Asset or Delayed Liability in the ordinary course of business in accordance with past practice. In furtherance of the foregoing, and subject to applicable Law, each Party shall, or shall cause any relevant member of its Group to, (A) use commercially reasonable efforts to enforce at another Party’s (or relevant member of its Group’s) request, or allow another Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Delayed Assets and Delayed Liabilities against any other Persons, (B) not waive any rights related to such Delayed Assets or Delayed Liabilities to the extent related to the Business, Assets or Liabilities of another Party’s Group,

(C) subject to Section 2.3 and the terms and conditions of such underlying Contract, (1) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Delayed Asset except in connection with (i) the expiration of such Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Contract in accordance with the terms of such Contract is expressly permitted) or (ii) a partial termination of such Contract that would not reasonably be expected to impact any rights under such Contract related to the Business, Assets or Liabilities of such other Party, (2) not amend, modify or supplement any Contract that constitutes such Delayed Asset in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Contract) and adverse to the Business, Assets or Liabilities of such other Party or any member of its Group or (3) provide written notice to the applicable other Party as soon as reasonably practicable after receipt of any notice of breach received from a counterparty to any Contract that constitutes such Delayed Asset and that would reasonably be expected to impact the other Group, and (D) take (or refrain from taking) such actions as reasonably requested by the Party to which such Delayed Asset or Delayed Liability is to be Transferred or assumed in order to place such Party in the same position as if such Delayed Asset or Delayed Liability had been Transferred as of the Distribution so that all the benefits and burdens relating to such Delayed Asset or Delayed Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Delayed Asset or Delayed Liability, are to inure from and after the Distribution to the relevant member or members of the RemainCo Group or SpinCo Group entitled to the receipt of such Delayed Asset or required to assume such Delayed Liability. Once the required Third Party consent is obtained, condition satisfied, or potential violation, conflict, or other circumstance that caused the deferral of the Transfer of the Delayed Asset or assumption of the Delayed Liability is resolved, the Parties shall, or shall cause their relevant Affiliates to, Transfer such Asset and all earnings to the extent arising from such Asset from the time of the Distribution until the time of such Transfer or assumption of such Liability at no additional cost, which shall be treated as having been Transferred or assumed prior to the Distribution and owned by such Group for U.S. federal (and applicable state or local) income tax purposes from and after the Distribution, to the extent allowable by applicable Law. Subject to the terms and conditions hereof (including compliance with the terms of this Section 2.6), no Party shall have any Liability to the other Party (or its respective Affiliates) arising out of or relating to the failure to obtain any such Third Party consent that may be required in connection with the transactions contemplated by this Agreement, despite otherwise complying with this Section 2.6, or the transactions contemplated by the Transition Services Agreement. For so long as any Party (or member of its Group) holds any Assets allocated to the other Group pursuant to this Agreement or the Transition Services Agreement and provides to the other Group any claims, rights and benefits of any such Assets pursuant to an arrangement described in this Section 2.6, the Party whose Group receives such claims, rights and benefits shall indemnify and hold harmless the members of the other Group from and against all Losses incurred as a result thereof in accordance with this Agreement, other than as a result of the gross negligence, fraud or willful misconduct of the members of the Group providing such claims, rights and benefits.
(c)The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the assumption of such Liability pursuant to this Section 2.6 or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be reasonably promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability. None of SpinCo or the Company or any of their respective Affiliates shall be required to commence any litigation or offer or pay any non-de minimis amount of money or otherwise grant any non-de minimis accommodation (financial or otherwise) to any Third Party with respect to any Assets or Liabilities not Transferred or assumed, respectively, as of the Distribution.
Section 2.7Wrong Pockets.
(a)Subject to Section 2.3 (Treatment of Commingled Contracts) and Section 2.6 (Nonassignability of Assets and Liabilities), (i) if after the Distribution, any Party discovers that any SpinCo Asset or any Registered Intellectual Property exclusively used, practiced, held for the use or practice of, or otherwise related to, the Therapeutics Business is held by any member of the RemainCo Group or any of their respective then-Affiliates, RemainCo shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant SpinCo Asset and all earnings to the extent arising from such SpinCo Asset from the time of the Distribution until the time of such transfer to SpinCo or an Affiliate of SpinCo designated by SpinCo, for no additional consideration or (ii) if after the Distribution, any Party discovers that any RemainCo Asset or any Registered Intellectual Property (other than the “Biohaven” name and mark, other Licensed Names and Marks, and any goodwill and common law rights thereto) that is not exclusively used, practiced, held for the use or practice of, or otherwise related to, the Therapeutics Business is held by any member of the SpinCo Group or any of their respective then-Affiliates, SpinCo shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant RemainCo Asset and all earnings to the extent arising from such RemainCo Asset from the time of the Distribution until the time of such transfer to the Company or an Affiliate of the Company designated by the Company, for no additional consideration. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties.
(b)At any time prior to the Distribution Effective Time, Parent may, in its sole discretion, elect to designate additional RemainCo Assets as SpinCo Assets, such that such Assets will be assigned to or remain with SpinCo at the closing of the Distribution; provided, that (i) any such designated RemainCo Assets must be primarily related to the Therapeutics Business, and (ii) the designation of such Assets as SpinCo Assets may not result in the assumption of additional SpinCo Liabilities by SpinCo that exceed the value of such Assets.  To the extent that the designation of any such Assets as SpinCo Assets would result in the assumption of additional SpinCo Liabilities by SpinCo that exceed the value of such Assets, or where such Assets are not primarily related to the Therapeutics Business, the Parties will negotiate in good faith to determine the allocation of such Assets as between RemainCo and SpinCo.
Section 2.8Novation of Liabilities.
(a)Each Party, at the written request of the other Party, shall use commercially reasonable efforts (i) to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are prior to the Distribution Effective Time jointly or severally liable and that do not constitute Liabilities of such other Party following the Distribution Effective Time as provided in this Agreement (such other Party, the “Other Party”), or (ii) to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).
(b)If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of the Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms of such Contract, license or other obligation, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of the Other Party’s Group thereunder from and after the Distribution Effective Time. The Liable Party shall indemnify the Other Party as set forth in ARTICLE V; provided, however, that the Liable Party shall have no obligation to indemnify the Other Party for losses resulting from such Other Party’s gross negligence, willful misconduct or bad faith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or any member of the Liable Party’s Group, any money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights and Liabilities thereunder of any member of such Other Party’s Group to the Liable Party, or to another member of the Liable Party’s Group, without payment of any further consideration and the Liable Party, or another member of the Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities.

Section 2.9Guarantees.
(a)(i) The Company shall, and shall cause the other members of its Group to (with the reasonable cooperation of the applicable other Party) use commercially reasonable efforts to (A) cause a member of the RemainCo Group to be substituted in all respects for a member of the SpinCo Group, as applicable, and (B) have all members of the SpinCo Group removed or released as guarantor of or obligor for any Liability of the Company (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the SpinCo Group for the benefit of any member of the RemainCo Group) to the fullest extent permitted by applicable Law, and (ii) SpinCo shall, and shall cause the other members of its Group to (with the reasonable cooperation of the applicable Party), use commercially reasonable efforts to (A) cause a member of the SpinCo Group to be substituted in all respects for a member of the RemainCo Group, as applicable, and (B) have all members of the RemainCo Group removed as guarantor of or obligor for any Liability of SpinCo (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the RemainCo Group for the benefit of any member of the SpinCo Group) to the fullest extent permitted by applicable Law, in each case (clauses (i)-(ii)), on or prior to the Distribution or as soon as reasonably practicably thereafter. Except as otherwise provided in Section 2.9(b), no member of the SpinCo Group, or the RemainCo Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any amount of money or otherwise grant any accommodation (financial or otherwise) to any Third Party with respect to any such guarantees.
(b)On or prior to the Distribution or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the SpinCo Group from a guaranty for the benefit of any member of the RemainCo Group, the Company shall, and shall cause the other members of its Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (i) with which any member of the RemainCo Group, as the case may be, would be reasonably unable to comply or (ii) which would be reasonably expected to be breached. On or prior to the Distribution or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the RemainCo Group from a guaranty for the benefit of any member of the SpinCo Group, SpinCo shall, and shall cause the other members of its respective Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (i) with which any member of the SpinCo Group, as the case may be, would be reasonably unable to comply or (ii) which would be reasonably expected to be breached.
(c)If any of SpinCo or the Company is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.9, (i) the Party whose Group is the relevant beneficiary of such guarantee or any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements shall indemnify and hold harmless the unreleased guarantor or obligor for any Loss arising from or relating thereto and shall or shall cause one of the other members of its Group, as agent or subcontractor for such unreleased guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such unreleased guarantor or obligor thereunder and (ii) each of SpinCo and the Company agrees not to (and to cause the members of their respective Groups not to) renew or extend the term of, increase its obligations under, or Transfer to a Third Party, any unreleased guarantees or letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements, for which such unreleased Party is or may be liable, without the prior written consent of such other Party (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other unreleased Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.
Section 2.10Payments.
(a)Immediately prior to the Distribution Effective Time, (i) Parent or its Affiliate shall pay the Company an amount equal to the remainder of (x) $275,000,000, minus (y) the sum of the amount of marketable securities and cash and cash equivalents contained in any SpinCo Accounts as of the close of business on the day prior to the Distribution Effective Time (such net amount, the “SpinCo Funding”) and (ii) the Company shall contribute the SpinCo Funding to SpinCo.
(b)Following the Distribution, and in connection with the transactions contemplated herein and in the Merger Agreement, the Company will have payment obligations to SpinCo in accordance with and subject to the terms set forth in Schedule I (the “Royalty Payments”). Notwithstanding anything else to the contrary in this Agreement or in the Merger Agreement, the Parties intend as of the date hereof that Royalty Payments shall not be subject to any deduction or withholding for Taxes, unless otherwise required by applicable Law. If such deduction or withholding are required by applicable Law, Company shall cause SpinCo to be notified reasonably in advance (together with the grounds therefor). The Parties shall reasonably cooperate to minimize or eliminate any such deduction or withholding.
Section 2.11Bank Accounts; Funds in Transit. Except as otherwise provided in the Transition Services Agreement:
(a)Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts or agreements governing each bank and brokerage account owned by SpinCo or any other member of the SpinCo Group (collectively, the “SpinCo Accounts”) and all Contracts or agreements governing each bank or brokerage account owned by the Company or any other member of the RemainCo Group (collectively, the “RemainCo Accounts”) so that each such SpinCo Account and RemainCo Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) (“Linked”) to any RemainCo Account or SpinCo Account, respectively, is de-Linked from such RemainCo Account or SpinCo Account, respectively. The respective owner or legal custodian of each SpinCo Account or RemainCo Account shall continue to own such SpinCo Account or

RemainCo Account, as applicable, as of the Effective Time, including all cash and cash equivalents contained therein. It is intended that, following consummation of the actions contemplated by this Section 2.11(a), there will be in place a cash management process pursuant to which (i) the SpinCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by SpinCo or a member of the SpinCo Group and (ii) the RemainCo Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by the Company or a member of the RemainCo Group.
(b)With respect to any outstanding checks issued or payments initiated by the Company, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively, without limiting the ultimate allocation of Liability for such amounts under this Agreement or the Transition Services Agreement.
(c)As between the Company and SpinCo (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments made and reimbursements received after the Effective Time by either the Company or SpinCo (or any member of their respective Groups) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party (or a member of such other Party’s Group) the amount of such payment or reimbursement without right of set-off.
Section 2.12Restriction on Prepayment of Expenses. Prior to the Distribution Effective Time, the Company shall not, and shall cause its Affiliates (including SpinCo) not to, prepay any trade payables of the SpinCo Group except in the ordinary course of business, consistent with past practice.
Section 2.13Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE TRANSITION SERVICES AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT OR THE TRANSITION SERVICES AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE TRANSITION SERVICES AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY, EXPRESS OR IMPLIED, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR

LIEN, NON-INFRINGEMENT, OR ANY OTHER MATTER CONCERNING, ANY ASSETS, BUSINESSES OR LIABILITIES OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF EITHER PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, IN THE TRANSITION SERVICES AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, ALL SUCH ASSETS ARE BEING OR HAVE BEEN TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM, DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND VALID TITLE OR INTEREST, FREE AND CLEAR OF ANY SECURITY INTEREST, RESTRICTIONS ON TRANSFER, ENCUMBRANCE, CHARGE, ASSESSMENT OR LIEN AND (B) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN THE EVENT THAT ANY INFORMATION EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT WHICH IS AN ESTIMATE OR FORECAST, OR WHICH IS BASED ON AN ESTIMATE OR FORECAST, IS FOUND TO BE INACCURATE.
ARTICLE III
DISTRIBUTION
Section 3.1Actions on or Prior to the Distribution Date. Prior to the Distribution Date, and as promptly as reasonably practicable, the Company shall prepare and, in accordance with applicable Law, file with the SEC the Spin-Off Registration Statement, including amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Distribution, and the Company and SpinCo shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. SpinCo shall prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement. The Parties acknowledge and agree that the documents prepared and filed with the SEC pursuant to this Section 3.1 shall disclose the Intended Tax Treatment in the applicable U.S. federal income tax disclosure filed therewith and that such disclosure shall not assert an alternative tax treatment in respect of the Distribution.

Section 3.2Distribution.
(a)On the Distribution Date, but immediately prior to the Effective Time of the Merger, the Company shall instruct the Company’s stock transfer agent (the “Agent”) to effect the Distribution by distributing the SpinCo Common Shares to holders of record of Company Common Shares as of the Distribution Record Date, and to credit the appropriate number of such SpinCo Common Shares to book entry accounts for each such holder of Company Common Shares, as further contemplated by the this Agreement and the Merger Agreement.
(b)The SpinCo Common Shares issued in the Distribution are generally intended to be distributed pursuant to a book entry system. The Company shall instruct the Agent to deliver the SpinCo Common Shares previously delivered to the Agent to a depositary and to mail to each holder of record of Company Common Shares on the Distribution Record Date, a statement of the SpinCo Common Shares credited to such holder’s account. In lieu of fractional shares, cash shall be given to holders otherwise entitled to such fractional shares of SpinCo Common Shares on the Distribution Date. As soon as practicable following the Distribution Date, the Agent shall (i) aggregate all fractional SpinCo Common Shares into whole SpinCo Common Shares and (ii) sell such SpinCo Common Shares in the open market at then-prevailing prices and shall distribute to each such holder such holder’s ratable share of the proceeds of such sale, net of brokerage fees incurred in such sales, and after deducting any Taxes required to be withheld therefrom.
Section 3.3SpinCo Memorandum of Continuance and Bye-Laws. On or prior to the Distribution Date, SpinCo shall have taken all necessary actions to provide for the adoption of the form of SpinCo Memorandum of Continuance and Bye-Laws in substantially the form attached hereto as Exhibit B, as such exhibit may be amended, supplemented or otherwise modified by SpinCo with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
Section 3.4Directors. On or prior to the Distribution Date, the Company and SpinCo shall have taken all necessary action to cause the board of directors of SpinCo to consist of the individuals identified by SpinCo to the Company prior to the Distribution, including the resignation or removal of any individuals not so identified.
Section 3.5Election of Officers. On or prior to the Distribution Date, SpinCo shall take all actions necessary and desirable so that as of the Distribution Date, the officers of SpinCo will be as set forth in the Information Statement, including the resignation or removal of any individuals not so identified.
Section 3.6State Securities Laws. Prior to the Distribution Date, the Company and SpinCo shall take all such action as may be necessary or appropriate under the securities or “blue sky” laws of states or other political subdivisions of the United States in order to effect the Distribution.

Section 3.7Listing Application. Prior to the Distribution Date, the Company and SpinCo shall prepare and file with a National Securities Exchange a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause such National Securities Exchange to list on or prior to the Distribution Date, subject to official notice of issuance, the SpinCo Common Shares.
ARTICLE IV
ADDITIONAL COVENANTS; FURTHER ASSURANCES
Section 4.1Permits; Consents. On or prior to the Distribution Date, the Parties shall use their respective commercially reasonable efforts to (i) Transfer or cause to be Transferred any transferable RemainCo Permits which are held in the name of any member of the SpinCo Group, or in the name of any employee, officer, director, shareholder or agent of a member of the SpinCo Group, on behalf of SpinCo, to the Company, (ii) Transfer or cause to be Transferred any transferable SpinCo Permits which are held in the name of any member of the RemainCo Group, or in the name of any employee, officer, director, shareholder or agent of a member of the RemainCo Group, on behalf of the Company, to SpinCo, and (iii) obtain all Consents with respect to any Contracts to the extent required in connection with the Distribution.
Section 4.2Licensed Names and Marks.
(a)Subject to Section 4.2(b) and Section 4.2(c), effective on the Distribution Date, SpinCo, on behalf of the SpinCo Group, hereby grants to Parent, RemainCo and each of their respective Subsidiaries and Affiliates a worldwide, non-exclusive, non-transferable (except as set forth in Section 4.2(e)), non-sublicensable (except as set forth in Section 4.2(f)), royalty-free, fully paid-up license to use and display the Restricted Names and Marks and all other Trademarks set forth on Exhibit C (the “Licensed Names and Marks”) for the two (2)-year period immediately following the Distribution Date, in each case, solely (i) in connection with the operation of the CGRP Business (or any natural evolutions or extensions thereof), including to exploit products and services in the operation of the CGRP Business (or any natural evolutions or extensions thereof), and on signage, forms, promotional, marketing and informational materials, stationery, displays (including any use on the Internet), business cards, equipment and other supplies owned or possessed by RemainCo and each of its Subsidiaries as of the Distribution Date, (ii) in accordance with SpinCo’s generally applicable Trademark usage guidelines, as may be provided to RemainCo from time to time, and (iii) as otherwise required to comply with applicable Law.
(b)Within ninety (90) business days after the Distribution Date, RemainCo shall, and shall cause its Subsidiaries to, (i) take all action necessary to change the corporate name of each entity that includes a Licensed Name and Mark to a name that is not confusingly similar to any Licensed Name and Mark, and (ii) execute all documents as may be necessary to evidence any such name changes; provided that the 90-day time period will be extended to the extent necessary for delays outside of RemainCo’s reasonable control or for a reasonable period of time as is reasonably necessary to mitigate commercial and operational disruption of the applicable name change; provided, further, such extension shall not exceed an additional thirty (30) days without SpinCo’s prior written consent not to be unreasonably withheld.
(c)Except as set forth in this Section 4.2, within two (2) years after the Distribution Date, RemainCo shall, and shall cause each of its Subsidiaries to, (i) cease and discontinue all uses of Licensed Names and Marks; and (ii) eliminate the Licensed Names and Marks from, revise, paint over or otherwise obscure the Licensed Names and Marks, on any signage or other public-facing materials (including any publicly distributable documents and other digital or physical public-facing materials bearing the Licensed Names and Marks) owned or controlled by RemainCo or any of its Subsidiaries after the Distribution Date. With respect to RemainCo’s activities to effect the actions described in clauses (i) or (ii) of the preceding sentence, SpinCo will cooperate with RemainCo in these activities as reasonably requested by RemainCo and all costs reasonably incurred and payable to Third Parties in the conduct of such activities by RemainCo or SpinCo will be equally shared by the Parties through quarterly reconciliation. Notwithstanding the foregoing, RemainCo shall not be deemed to be in breach of this Section 4.2(c) if, after the date of this Agreement, RemainCo or any of its Subsidiaries (x) uses a Licensed Name and Mark in a nominative manner in textual sentences referencing the historical relationship between RemainCo, on the one hand, and SpinCo, on the other hand, which references are factually accurate, (y) retains copies of any books, records and other materials that, as of the date of this Agreement, contain or display the Licensed Name and Marks and such copies are used solely for internal or archival purposes (and not public display) or (z) uses the Licensed Names and Marks to comply with applicable Laws or for litigation, regulatory or corporate filings and documents filed by RemainCo or any of its Subsidiaries with any Governmental Authority.
(d)SpinCo will indemnify, defend, and hold Parent, RemainCo, and each of their respective Subsidiaries and Affiliates harmless from and against any and all claims, losses, Liabilities, damages, and associated legal expenses suffered or incurred by Parent, RemainCo, or each of their respective Subsidiaries and Affiliates to the extent arising out of claims by third parties that Parent’s, RemainCo’s, or any of their respective Subsidiaries’ and Affiliates’ use of the Licensed Names and Marks in accordance with the terms of this Agreement infringes, dilutes, constitutes unfair competition, or otherwise violates the rights of such third party in a Trademark. SpinCo’s indemnification obligations pursuant to this Section 4.2(d) shall be governed by Section 5.4 herein.
(e)RemainCo may assign the license granted in Section 4.2(a), in whole or in part, in connection with a merger, consolidation or sale of all or substantially all of, or any portion of the assets of the CGRP Business to which the license relates.
(f)RemainCo may sublicense the license granted in Section 4.2(a) solely within the scope of the license granted to RemainCo to (i) its current and future Affiliates, (ii) its vendors, consultants, contractors, suppliers, and other third party service providers in connection with the CGRP Business and its Affiliates and (iii) its distributors, customers, and collaboration partners in connection with the distribution, licensing, offering and sale of the current and future products and services of the CGRP Business and its Affiliates. RemainCo shall be responsible for compliance by any sublicensee to the terms and conditions set forth herein that are applicable to such sublicensee.
(g)RemainCo shall not, and shall cause any permitted sublicensee not to, use the Licensed Names and Marks in any manner that is reasonably likely to (a) harm or impair the goodwill associated with any of the Licensed Names and Marks or (b) compromise the validity of, or SpinCo’s ability to enforce, any of the Licensed Names and Marks. At SpinCo’s request, RemainCo shall provide reasonable evidence to illustrate that it has complied with the then-current SpinCo’s generally applicable Trademark usage guidelines as provided to RemainCo.
Section 4.3Intellectual Property Recordation. The Company and SpinCo shall, and shall cause any members of their respective Groups to, promptly after the Distribution Date, but in no event later than twenty-one (21) business days thereafter, sign and execute all additional documents and undertake all other actions reasonably required or advisable to effectuate and register the ownership of all Intellectual Property (x) owned by SpinCo or any member of the SpinCo Group, on the one hand, or (y) owned by the Company or any member of the RemainCo Group, on the other, that is intended to be transferred to the other Party or a member of the other Party’s Group, pursuant to Section 2.2, in the United States Patent and Trademark Office and United States Copyright Office and all foreign equivalents thereof. Without limiting the foregoing, each of Parent and SpinCo acknowledges that, after the Distribution Date, the other Party is free to maintain, abandon, sell or assign all such Intellectual Property at its sole discretion without any consent of such Party.
Section 4.4Transition Services Agreement. On or prior to the Distribution Date, each of the Company and SpinCo shall enter into, and/or (where applicable) shall cause members of their respective Groups to enter into, the Transition Services Agreement and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby. Each of the Company and SpinCo shall (a) use its respective reasonable best efforts to finalize the Transition Services Agreement (including all schedules and exhibits thereto) as promptly as practicable after the date of this Agreement, and in no event later than the Distribution Date and (b) provide all necessary information, and use reasonable best efforts, to identify all services necessary for the other Party’s respective business (i.e., the CGRP Business for the Company as the receiving Party and the Therapeutics Business for SpinCo as the receiving Party) and include such services under the Transition Services Agreement as requested by the receiving Party.
Section 4.5Employee Matters.
(a)Transfer of Current Employees. As part of the Pre-Closing Reorganization, and prior to the Distribution Effective Time, SpinCo Group shall transfer and assign the employment of each Transferred Employee to a member of the RemainCo Group.
(i)Severance. The Parties agree that the (A) transfer of each Transferred Employee’s employment to a member of the RemainCo Group shall not be deemed to be a termination of employment by the applicable member of the SpinCo Group and shall not trigger any obligation to pay severance, separation pay, salary continuation or other similar benefits to such Transferred Employee and (B) with respect to each SpinCo Employee who has entered into an employment agreement with a member of the RemainCo Group whose employment agreement is a RemainCo Plan and identified on Schedule F, the closing of the transactions contemplated by the Merger Agreement shall be deemed to be a termination of employment without “cause” by the applicable member of the RemainCo Group for purposes of such employment agreement and the RemainCo Group shall pay the applicable severance entitlements on the terms and conditions set forth in Schedule F.
(ii)Employment Arrangements. The Company will assume and honor, or will cause a member of the RemainCo Group to assume and honor, the employment and individual agreements set forth in Schedule F. SpinCo will, or will cause a member of the SpinCo Group, to retain all other employment and individual agreements set forth in Schedule D.
(iii)Change in Control. The Parties acknowledge and agree that the consummation of the Distribution itself shall not be deemed a “change in control,” or term of similar import for purposes of any RemainCo Plan or SpinCo Plan, but the closing of the transactions contemplated by the Merger Agreement will be a “change in control” or term of similar import for purposes of all RemainCo Plans set forth in Schedule E and SpinCo Plans set forth in Schedule D, in each case, to the extent applicable.
(iv)At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the RemainCo Group or any member of the SpinCo Group to (A) continue the employment of any Current Employee or permit the return from a leave of absence for any period following the date of this Agreement or the Effective Time (except as required by applicable Law) or (B) change the employment status of any Current Employee from “at-will”.
(v)Restrictive Covenants. For the purpose of any restrictive covenant in any SpinCo Plan or any award thereunder, (A) neither the Company nor any member of the RemainCo Group shall be regarded as a “competitive entity” for any Transferred Employees, (B) working for the RemainCo Group will not breach any non-solicit or confidentiality provisions and (C) the transfer of the Transferred Employees’ employment to the Company will be deemed not to be a breach of any non-solicitation covenant. The SpinCo Group shall enforce any restrictive covenant provisions, including without limitation non-competition, non-solicitation, Intellectual Property and confidentiality covenants, in SpinCo Plans and awards thereunder against any Transferred Employee whose employment with the Company terminates after the Distribution Effective Time. For the purpose of any restrictive covenant in any RemainCo Plan or any award thereunder, (A) neither SpinCo nor any member of the SpinCo Group shall be regarded as a “competitive entity” for any SpinCo Employees, (B) working for the SpinCo Group will not breach any non-solicit or confidentiality provisions and (C) the transfer of the SpinCo Employees’ employment to SpinCo by virtue of the Pre-Closing Reorganization will be deemed not to be a breach of any non-solicitation covenant. The RemainCo Group shall enforce any restrictive covenant provisions, including without limitation non-competition, non-solicitation, Intellectual Property and confidentiality covenants, in

RemainCo Plans and awards thereunder against any SpinCo Employee whose employment with SpinCo terminates after the Distribution Effective Time.
(b)SpinCo Plans; COBRA. Except as provided otherwise in the Transition Services Agreement, the Parties shall take any and all action as shall be necessary or appropriate such that, effective as of the Effective Time or such later date as contemplated by the terms of the applicable SpinCo Plan or as required by applicable Law, (i) the Company and each member of the RemainCo Group, to the extent applicable, shall cease to be a participating company in any SpinCo Plan (if applicable); and (ii) each Transferred Employee shall cease to participate in, be covered by, accrue benefits under or be eligible to contribute to any SpinCo Plan. SpinCo shall remain responsible for compliance with the health care continuation coverage requirements of COBRA or other similar Law with respect to any current or former employee of the Company or its Affiliates who incurred a “qualifying event” under COBRA or other similar Law on or prior to the Effective Time. The Parties agree that neither the Distribution nor any transfers of employment from SpinCo or its Subsidiaries to the RemainCo Group that occur as contemplated by this Agreement shall constitute a “qualifying event” for purposes of COBRA.
(c)Treatment of Company Equity-Based Awards; Cash Bonus Plans.
(i)Generally. Prior to the Distribution, the Company and SpinCo shall take any action as shall be necessary or appropriate to provide that, in connection with and effective as of the Distribution, (A) each outstanding option (a “Pre-Spin Biohaven Option”) to purchase Company Common Shares granted under the Biohaven Equity Plans shall be adjusted so that such option is an option to acquire SpinCo Common Shares (a “SpinCo Option”) and an option to acquire Company Common Shares (a “Post-Spin Biohaven Option”), and (B) each outstanding restricted stock unit (a “Pre-Spin Biohaven RSU”) granted under the Company Equity Plans shall be adjusted so that such restricted stock unit is a restricted stock unit in respect of SpinCo Common Shares (a “SpinCo RSU”) and a restricted stock unit in respect of Company Common Shares (a “Post-Spin Biohaven RSU”), in each case as set forth below, except as otherwise expressly provided in the Merger Agreement. Prior to the Distribution, SpinCo shall adopt an equity compensation plan under which the SpinCo Options and SpinCo RSUs shall be issued with terms consistent with this Section 4.5(b), subject to the prior review and reasonable comment by Parent, which such reasonable comments shall be incorporated into such equity compensation plan. Upon the Effective Time, each Post-Spin Biohaven Option, Post-Spin Biohaven RSU, SpinCo Option and SpinCo RSU shall accelerate and vest in full, except as otherwise expressly provided in the Merger Agreement.
(ii)Post-Spin Biohaven Options. The number of shares underlying each Post-Spin Biohaven Option shall equal the number of shares underlying the applicable Pre-Spin Biohaven Option. The exercise price of each Post-Spin Biohaven Option shall equal the product, rounded up to the nearest cent, of (A) the exercise price of the applicable Pre-Spin Biohaven Option multiplied by (B) the quotient obtained by dividing (1) the RemainCo Per Share Value by (2) the Combined Per Share Value. The Post-Spin Biohaven Option shall otherwise receive the same treatment, and be subject to the same terms and conditions, as the Pre-Spin Biohaven Option.

(iii)SpinCo Options. The number of SpinCo Common Shares underlying each SpinCo Option shall equal the number of shares underlying the applicable Pre-Spin Biohaven Option multiplied by the Distribution Ratio, rounded down to the nearest whole number of shares. The exercise price of each SpinCo Option shall equal the price, rounded up to the nearest cent, determined by dividing (A) the product of (1) the exercise price of the Pre-Spin Biohaven Option multiplied by (2) the quotient obtained by dividing (a) the SpinCo Per Share Value by (b) the Combined Per Share Value, by (B) the Distribution Ratio. Each SpinCo Option shall be otherwise subject to terms and conditions substantially the same as the applicable Pre-Spin Biohaven Option.
(iv)Post-Spin Biohaven RSUs. The number of restricted stock units subject to each Post-Spin Biohaven RSU shall equal the number of shares subject to the applicable Pre-Spin Biohaven RSU, with any applicable performance conditions deemed achieved at 100%.
(v)SpinCo RSUs. The number of restricted stock units subject to each SpinCo RSU shall equal (1) the number of shares subject to the applicable Pre-Spin Biohaven RSU, with any applicable performance conditions deemed achieved at 100%, multiplied by (2) the Distribution Ratio, rounded down to the nearest whole number of shares.
(vi)Settlement. The Company shall be responsible for all Liabilities associated with Post-Spin Biohaven Options and Post-Spin Biohaven RSUs (the treatment of which at the Effective Time of the Merger shall be as set forth in the Merger Agreement), and SpinCo shall be responsible for all Liabilities associated with SpinCo Options and SpinCo RSUs, including any share delivery, registration or other obligations related to the settlement of such awards.
(vii)Short-Term Incentive Plans. SpinCo acknowledges and agrees that it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligation arising out of or relating to any annual cash bonus or other short-term cash incentive plan or program in which SpinCo Employees participate. The Company acknowledges and agrees that it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligation arising out of or relating to any annual cash bonus or other short-term cash incentive plan or program in which RemainCo Employees participate (and, for the avoidance of doubt, shall retain responsibility for payment of the bonuses thereunder with respect to the entire calendar year in which the Closing occurs); it being understood that neither the Company nor any member of the RemainCo Group will assume any annual cash or other short-term cash incentive plan or program maintained or sponsored by SpinCo or its Subsidiaries.
(d)Individual Arrangements.
(i)SpinCo acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-

competition, retention or other compensatory arrangement entered into between any member of the SpinCo Group and any SpinCo Employee.
(ii)The Company acknowledges and agrees that, except as otherwise provided herein or set forth in Schedule F, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement entered into between any member of the RemainCo Group and any RemainCo Employee, provided such arrangement is set forth in Schedule F.
(e)Payroll and Related Taxes. The Parties shall, to the extent practicable, (A) treat the Company or a member of the RemainCo Group as a “successor employer” and SpinCo (or the appropriate member of the SpinCo Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (B) cooperate with each other to avoid, to the extent possible, the filing of more than one United States Internal Revenue Service Form W-2 with respect to each Transferred Employee for the calendar year in which the Distribution Effective Time occurs.
(f)Cooperation; Personnel Records; Data Sharing. At all times following the Distribution Effective Time, the Parties shall, or shall cause any member of their respective Groups to, cooperate in good faith as necessary to facilitate the administration of the RemainCo Plans and the SpinCo Plans, as applicable, and the resolution of related employee benefit claims, including with respect to the provision of employee-level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration. The Parties shall, or shall cause any member of their respective Groups to, provide each other such records and information as necessary or appropriate to carry out their obligations under applicable Law, this Agreement, or for the purposes of administering the RemainCo Plans and SpinCo Plans, as applicable, as soon as administratively practicable after the Distribution Effective Time or upon reasonable request by the other Party. All information and records regarding employment and personnel matters of Transferred Employees shall be accessed, retained, held, used, copied and transmitted after the Distribution Date by the Parties in accordance with all applicable Laws and policies relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records.
(g)Director Obligations. Except for any SpinCo Options and SpinCo RSUs issued pursuant to Section 4.5(c)(iii) or Section 4.5(c)(iv) to current or former members of the Company Board, the Company shall retain responsibility for the payment of any cash fees payable in respect of service on the Company Board, as required by existing Benefit Plans disclosed to Parent as of the date of this Agreement, that are payable but not yet paid as of the Distribution, on the terms set forth in the Merger Agreement, and SpinCo shall have no responsibility for any such payments.

(h)Specific Company and SpinCo Compensation Obligations. The Company and SpinCo shall each expressly retain responsibility for their respective obligations and Liabilities with respect to the payment of any retention bonuses and section 4999 make-whole payments set forth in Section 5.1(b)(E) of the Company Disclosure Letter to the Merger Agreement, and the Company shall expressly retain responsibility for any payments in respect of Bioshin options as set forth in Section 5.1(b)(E) (and the definitions of “RemainCo Liabilities” and “SpinCo Liabilities” shall be interpreted consistently with this Section 4.5(h)).
(i)No Third Party Beneficiaries. No provision of this Agreement shall be construed to create any right to any compensation or benefit on the part of any SpinCo Employee or RemainCo Employee or other future, present, or former employee of any member of the SpinCo Group or RemainCo Group under any SpinCo Plan or RemainCo Plan or otherwise. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. Nothing in this Agreement is intended to confer upon any Current Employee or former employee or service provider of SpinCo, the Company or either of their respective Subsidiaries or Affiliates any right to continued employment or service, or any recall or similar rights to an individual on layoff or any type of approved leave.
Section 4.6Release of Liens. The Company shall, at its sole cost and expense, use reasonable best efforts to cause any Lien on any SpinCo Asset that serves as collateral or security for any Liability of any member of the RemainCo Group to be unconditionally released and discharged (any such unconditional release and discharge, a “Discharge”) prior to the Distribution. If any such Lien is not so Discharged prior to the Distribution, the Company shall, at its sole cost and expense, to use reasonable best efforts to cause such Lien to be Discharged as promptly as reasonably possible thereafter. Any loss of, or Liabilities resulting from restrictions on the use of, the underlying asset arising from the failure of any such Lien to be Discharged shall constitute a RemainCo Liability.
Section 4.7No Solicit; No Hire. None of RemainCo, SpinCo or any member of their respective Groups shall, for a period of twelve (12) months from the Effective Time, without the prior written consent of the other Party, directly or indirectly, recruit, solicit, hire or retain any person who is an employee specified on Schedule G of the other Party or its Subsidiaries as of the Effective Time or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other Party or its Subsidiaries; provided, however, that (i) nothing in this Section 4.7 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party or any hiring as a result thereof, and (ii) the prohibitions of this Section 4.7 shall not apply with respect to employees who have been terminated by a Party. The Parties agree that irreparable damage may occur in the event that the provisions of this Section 4.7 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In respect of countries whose local Laws declare as invalid or unenforceable or prohibit any agreement between employers not to hire employees of the other, the Parties shall not have an agreement not to hire employees of the other but agree not to actively solicit the services of each other’s employees for such period on and after the Effective Time as specified in this Section 4.7.
Section 4.8Insurance Matters.
(a)From and after the Effective Time, with respect to any Losses, damages and Liability incurred by any member of the SpinCo Group prior to the Effective Time, the Company will provide SpinCo with access to, and SpinCo may, upon ten (10) business days’ prior written notice to the Company, make claims under, the Company’s Third Party insurance policies in place prior to the Effective Time and the Company’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the SpinCo Group prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:
(i)SpinCo shall report any claim in writing to the Company, as promptly as is reasonably practicable, and in any event in sufficient time so that such claim may be made and managed by the Company in accordance with the Transition Services Agreement and the Company’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by the Company to SpinCo in writing);
(ii)SpinCo and the members of the SpinCo Group shall solely bear and be liable for (and neither the Company nor any members of the RemainCo Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for), and shall indemnify, hold harmless and reimburse the Company and the members of the RemainCo Group for, any deductibles, self-insured retention, fees and expenses to the extent resulting from any access to, or any claims made by SpinCo or any other members of the SpinCo Group under any insurance provided pursuant to this Section 4.8(a), including any indemnification payments under ARTICLE V, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the SpinCo Group, its employees or Third Parties; and
(iii)SpinCo shall solely bear and be liable for (and neither the Company nor any members of the RemainCo Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for) all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpinCo or any member of the SpinCo Group under the policies as provided for in this Section 4.8(a). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the RemainCo Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the Losses of such Group submitted to the Company’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the RemainCo Group or the SpinCo Group is allocated more than its pro rata portion of such premium due to the timing of Losses submitted to the Company’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, the Company may elect not to reinstate the policy aggregate. In the event that, at any time prior to the Effective Time, the Company elects not to reinstate the policy aggregate, it shall provide prompt written notice to SpinCo, and SpinCo may direct the Company in writing to, and the Company shall, in such case, reinstate the policy aggregate; provided that SpinCo shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.
(b)Except as provided in Section 4.8(a), from and after the Effective Time, neither SpinCo nor any member of the SpinCo Group shall have any rights to or under any of the insurance policies of the Company or any other member of the RemainCo Group. At the Effective Time, SpinCo shall, unless it has obtained the prior written consent of the Company, have in effect all insurance programs obligations required to comply with SpinCo’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to SpinCo’s. Such insurance programs may include but are not limited to general liability, commercial auto liability, worker’s compensation, employer’s liability, product/completed operations liability, pollution legal liability, surety bonds, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability, fiduciary liability and cyber liability.
(c)Neither SpinCo nor any member of the SpinCo Group, in connection with making a claim under any insurance policy of the Company or any member of the RemainCo Group pursuant to this Section 4.8, shall take any action that would be reasonably likely to: (i) have an adverse impact on the then-current relationship between the Company or any member of the RemainCo Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by the Company or any member of the RemainCo Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of the Company or any member of the RemainCo Group under the applicable insurance policy.
(d)All payments and reimbursements by SpinCo pursuant to this Section 4.8 will be made within fifteen (15) days after SpinCo’s receipt of an invoice therefor from the Company. If the Company incurs costs to enforce SpinCo’s obligations herein, SpinCo agrees to indemnify and hold harmless the Company for such enforcement costs, including reasonable, documented attorneys’ fees. The Company shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any SpinCo Liabilities and/or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with the Company’s insurers with respect to any of the Company’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. SpinCo shall cooperate with the Company and share such information as is reasonably necessary in order to permit the Company to manage and conduct its insurance matters as it deems appropriate, including but not limited to with respect to (i) any claims made pursuant to Section 4.8(a) and the management thereof, (ii) any policy premium adjustments with respect to (A) the Company’s Third Party insurance policies in place prior to the Effective Time and (B) the Company’s historical policies of insurance, in each case to the extent that such policies provided coverage for members of the SpinCo Group prior to the Effective Time, and (iii) the release of any and all Company surety bonding obligations to the extent related to any such insurance policies described in clause (ii). Neither the Company nor any of the members of the RemainCo Group shall have any obligation to secure extended reporting for any claims under any Liability policies of the Company or any member of the RemainCo Group for any acts or omissions by any member of the SpinCo Group incurred prior to Effective Time.
(e)This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of any member of the RemainCo Group in respect of any insurance policy or any other Contract or policy of insurance.
(f)SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the RemainCo Group shall have any Liability whatsoever as a result of the insurance policies and practices of the Company and the members of the RemainCo Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
Section 4.9Shared IP.
(a)Effective as of the Distribution Date, the Company, on behalf of itself and the RemainCo Group, hereby grants to SpinCo and each member of the SpinCo Group a non-exclusive worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in Section 4.9(c)), non-sublicensable (except as set forth in Section 4.9(d)) license under the RemainCo Shared IP to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise exploit products and services solely to the extent necessary to operate and exploit the Therapeutics Business as conducted as of the Closing and any natural evolutions or extensions thereof; provided in no event shall this license permit SpinCo, the SpinCo Group or their permitted sublicenses to use the RemainCo Shared IP in the field of the CGRP Business or any natural evolutions or extensions thereof.

(b)Effective as of the Distribution Date, SpinCo, on behalf of itself and the SpinCo Group, hereby grants to the Company and each member of the RemainCo Group a non-exclusive worldwide, perpetual, irrevocable, fully paid-up, royalty-free, non-transferable (except as set forth in Section 4.9(c)), non-sublicensable (except as set forth in Section 4.9(d)) license under the SpinCo Shared IP to use, reproduce, create derivative works of, modify, distribute, make, have made, sell, offer for sale, import or otherwise exploit products and services solely to the extent necessary to operate and exploit the CGRP Business as conducted as of the Closing and any natural evolutions or extensions thereof; provided in no event shall this license permit the Company, the RemainCo Group or their permitted sublicenses to use the SpinCo Shared IP in the field of the Therapeutics Business or any natural evolutions or extensions thereof.
(c)The Company and SpinCo, as applicable, may assign the license granted in Section 4.9(a) and Section 4.9(b), in whole or in part, in connection with a merger, consolidation or sale of all or substantially all of, or any portion of the assets of the Business of the Company or SpinCo, as applicable, and its Affiliates to which the license relates.
(d)The Company and SpinCo, as applicable, may sublicense the license granted in Section 4.9(a) and Section 4.9(b), as applicable, solely within the scope of the license granted to the Company and SpinCo, as applicable, to (i) its current and future Affiliates, (ii) its vendors, consultants, contractors, suppliers, and other third party service providers in connection with the Business of SpinCo or the Company, as applicable, and its Affiliates and (iii) its distributors, customers, and collaboration partners in connection with the distribution, licensing, offering and sale of the current and future products and services of the Business of SpinCo or the Company, as applicable, and its Affiliates.
(e)Each Party will ensure, and will cause each member of its Group to ensure (i) that the Shared IP to which it is granted a license under this Agreement is maintained as the licensor Party’s Confidential Information under this Agreement (subject to any applicable exceptions in the definition of “Confidential Information”) and (ii) that any Shared IP that is a Trade Secret is not disclosed by such Party, any member of its Group or their employees to any Person other than a permitted sublicensee of such Shared IP under this Agreement or as required under applicable Law.  In addition, and without limiting anything in Section 6.5, each Party will ensure, and will cause each member of its Group to ensure, that any Person who receives disclosure of a Trade Secret is contractually obligated to continue to maintain the status of such Trade Secret as a trade secret or equivalent under applicable Law.
(f)The license granted in Section 4.9(a) and Section 4.9(b) is, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code), and each of the Company and SpinCo may fully exercise all of its rights and elections under the United States Bankruptcy Code (or any similar foreign applicable Law) with respect thereto. For the avoidance of doubt, this Section 4.9 shall survive in perpetuity.
Section 4.10Further Assurances.

(a)In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) reasonable best efforts, at and after the Distribution Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Transition Services Agreement.
(b)Without limiting the foregoing, from and after the Distribution Effective Time, each Party shall cooperate with the other Party, subject to Section 2.6, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment, Transfer or title, and to make all filings with, and to obtain all Consents and/or approvals of, and provide any notices to, any Governmental Authority or other Person under any permit, license, Contract, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to be taken by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, subject to Section 2.6, take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party, free and clear of any Liens, other than any Permitted Liens.
(c)On or prior to the Effective Time, the Company and SpinCo in their respective capacities as direct and indirect shareholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by the Company, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Transition Services Agreement.
(d)At or prior to the Distribution Effective Time, each of the Company and SpinCo shall enter into, and/or (where applicable) shall cause a member or members of their respective Group (as applicable) to enter into any Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated by this Agreement or the Transition Services Agreements.
ARTICLE V
INDEMNIFICATION; RELEASE
Section 5.1Release of Pre-Distribution Claims.
(a)Except (i) as provided in Section 5.1(a), (ii) as may be otherwise expressly provided in this Agreement, the Merger Agreement or in the Transition Services Agreement, and (iii) for any matter for which any Indemnified Party is entitled to indemnification pursuant to this ARTICLE V, each Party (A) on behalf of itself and each member of its Group, and to the extent permitted by Law, all Persons who at any time prior to the Distribution were shareholders, directors, officers, agents or employees of any member of its respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, (x) does hereby, irrevocably but effective at the time of and conditioned upon the occurrence of the Distribution, and (y) at the time of the Distribution shall remise, release and forever discharge the other Party and the other members of such other Party’s Group and their respective successors and all Persons who at any time prior to the Distribution were shareholders, directors, officers, agents or employees of any member of such other Party’s Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Pre-Closing Reorganization, Distribution or any of the other transactions contemplated hereunder and under the Transition Services Agreement and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Proceeding or claim against any member of the other Group in respect of such Liabilities. Each Party hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness.
(b)Nothing contained in Section 5.1(a) shall impair or otherwise affect any right of either Party and, as applicable, a member of such Party’s Group, or Parent or its Affiliates, to enforce this Agreement, the Merger Agreement, the Transition Services Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement, the Merger Agreement or the Transition Services Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 5.1(a) shall release any Person from:
(i)any Liability assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement, the Merger Agreement or the Transition Services Agreement including (A) with respect to the Company, any RemainCo Liability and (B) with respect to SpinCo, any SpinCo Liability;
(ii)any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group or its Affiliates at the request or on behalf of a member of the other Group;
(iii)any Liability provided in or resulting from any other Contract or understanding that is entered into after the Distribution Effective Time between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand; and

(iv)any Liability that the Parties may have with respect to indemnification pursuant to this Agreement, the Merger Agreement, the Transition Services Agreement or otherwise for claims brought against the Parties by other Persons, which Liability shall be governed by the provisions of this ARTICLE V and, if applicable, the appropriate provisions of the Merger Agreement or the Transition Services Agreement.
(c)Nothing contained in Section 5.1(a) shall release the Company from indemnifying any director, officer or employee of SpinCo who was a director, officer or employee of the Company or any of its Affiliates prior to the Distribution Effective Time or the Effective Time of the Merger, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Proceeding with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Proceeding is a SpinCo Liability (other than any Proceeding arising out of the Merger), SpinCo shall indemnify the Company for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this ARTICLE V.
(d)Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).
(e)It is the intent of each Party, by virtue of, and in accordance with, the provisions of this Section 5.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among either Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such other Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in this Section 5.1. At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.
(f)Each of RemainCo and SpinCo, on behalf of itself and its Subsidiaries, hereby waives any claims, rights of termination and any other rights under any Contract by and between or among any member of the RemainCo Group or the SpinCo Group, related to or arising out of the Distribution (including with respect to any “change of control” or similar provision or from any Party no longer being an Affiliate of the other Party, and agrees that any change in rights or obligations that would automatically be effective as a result thereof be deemed amended to no longer apply).

Section 5.2Indemnification by the Company.  Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, the Company agrees to indemnify, defend and hold the SpinCo Indemnitees harmless from and against any and all Losses of the SpinCo Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the RemainCo Liabilities, (ii) the failure of the Company or any other member of the RemainCo Group or any other Person to pay, perform or otherwise promptly discharge any RemainCo Liabilities, whether prior to, at or after the Distribution Effective Time, (iii) any breach by any member of the RemainCo Group of this Agreement or the Transition Services Agreement, (iv) except to the extent it relates to SpinCo Liabilities, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the RemainCo Group for the benefit of any member of the SpinCo Group that survives the Distribution Effective Time, (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information supplied by the Company in writing expressly for inclusion in the Spin-Off Registration Statement or the related Information Statement (including any amendments or supplements), or any other filings with the SEC made in connection with the transactions contemplated by this Agreement and (vi) any Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from claims by any holders of common shares of the Company, in their capacity as such, in connection with the Distribution. This Section 5.2 shall not apply with respect to any Taxes and in no event shall the Company be required to indemnify, defend and hold the SpinCo Indemnitees harmless from and against any and all Losses to the extent such Losses relate to Taxes.
Section 5.3Indemnification by SpinCo. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, SpinCo agrees to indemnify, defend and hold harmless the RemainCo Indemnitees from and against any and all Losses (including, for the avoidance of doubt, Taxes) of the RemainCo Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the SpinCo Liabilities, (ii) the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities, whether prior to, at or after the Distribution Effective Time, (iii) any breach by any member of the SpinCo Group of this Agreement or the Transition Services Agreement, (iv) except to the extent it relates to RemainCo Liabilities, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by any member of the SpinCo Group for the benefit of any member of the RemainCo Group that survives the Distribution Effective Time, (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Spin-Off Registration Statement or the related Information Statement (including any amendments or supplements), or any other filings with the SEC made in connection with the transactions contemplated by this Agreement (but excluding any such Liabilities to the extent relating to information supplied by the Company in writing expressly for inclusion in the Spin-Off Registration Statement, the related Information Statement or such other filings), (vi) any Liabilities of the RemainCo Indemnitees relating to, arising out of or resulting from claims by any holders of common shares of SpinCo, in their capacity as such, in connection with the Distribution and (vii) any SpinCo Indemnified Taxes. This Section 5.3 shall apply with respect to any Taxes solely to the extent such Taxes constitute SpinCo Indemnified Taxes and in no event shall SpinCo be required to indemnify, defend and hold the RemainCo Indemnitees harmless from and against any and all Losses to the extent such Losses relate to Taxes that are not SpinCo Indemnified Taxes.
Section 5.4Claims.
(a)If a claim or demand is made by a Third Party (a “Third Party Claim”) against a SpinCo Indemnitee or a RemainCo Indemnitee (each, an “Indemnified Party”) as to which such Indemnified Party is entitled to indemnification pursuant to this Agreement, such Indemnified Party shall notify the Party which is or may be required pursuant to Section 5.2 or Section 5.3 to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail (a “Claim Notice”). The Claim Notice shall be given promptly after the Indemnified Party becomes aware of the facts indicating that a claim for indemnification may be warranted and shall state in reasonable detail (to the extent known) the nature and amount of the claim. The failure of the Indemnified Party to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations under this ARTICLE V, except to the extent that the Indemnifying Party is actually and materially prejudiced by the failure to give such Claim Notice.
(b)If a Claim Notice relates to a Third Party Claim, the Indemnifying Party may, through counsel of its own choosing and reasonably satisfactory to the Indemnified Party, assume the defense and investigation of such Third Party Claim; provided that the Indemnified Party shall be (i) entitled to participate in any such defense with counsel of its own choice at its own expense and (ii) entitled to participate in any such defense with counsel of its own choice at the expense of the Indemnifying Party if representation of both Parties by the same counsel creates a conflict of interest under applicable standards of professional conduct. In any event, if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the Proceeding within thirty (30) days after receiving a Claim Notice with respect to the Third Party Claim, the Indemnified Party may assume such defense, and the fees and expenses of its attorneys will be covered by the indemnity provided for in this ARTICLE V. The Indemnifying Party shall not, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding) or consent to the entry of any judgment (i) which does not, to the extent that an Indemnified Party may have any Liability with respect to such Proceeding, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all Liability in respect of such Third Party Claim, (ii) which includes any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party or (iii) in any manner that involves any injunctive relief against the Indemnified Party or that may materially and adversely affect the Indemnified Party. The Indemnified Party may not compromise or settle any pending or threatened Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless the sole relief granted is equitable relief for which the Indemnifying Party would have no Liability or to which the Indemnifying Party would not be subject.
(c)The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. In connection with any fact, matter, event or circumstance that may give rise to a claim against an Indemnifying Party under this Agreement, the Indemnified Party shall: (i) preserve all material evidence relevant to the claim; (ii) allow the Indemnifying Party’s Representatives to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim; and (iii) disclose (at its own expense) to the Indemnifying Party and its Representatives all material of which it is aware which relates to the claim and provide all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Party or its Representatives may reasonably request, subject to the Indemnifying Party or its Representatives agreeing in such form as the Indemnified Party may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.
(d)Except in the case of intentional fraud and as otherwise provided in this Agreement, the rights and remedies under this ARTICLE V are exclusive and in lieu of any and all other rights and remedies that any Party may have against any other Party or any failure to perform any covenant or agreement set forth in this Agreement. Each Party expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other Party, or their respective Affiliates, respectively, now or in the future under any Law with respect to the transactions contemplated by this Agreement. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to transactions contemplated by this Agreement.
Section 5.5Limitation of Liability; Mitigation.
(a)No Party may obtain duplicative indemnification or other recovery for Losses and recoveries under one or more provisions of this Agreement or the Transition Services Agreement or under any other Contract, agreement, arrangement or understanding.
(b)Each Indemnified Party shall use its respective commercially reasonable efforts to pursue all legal rights and remedies available to mitigate and minimize any Losses in respect of which such Indemnified Party is entitled to recover from an Indemnifying Party pursuant to this ARTICLE V promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses; provided that such efforts in respect of Taxes shall not be required to the extent such efforts give rise to a greater than de minimis cost to the Indemnified Party.

(c)Any indemnity payment made by a Party to the other Party pursuant to this ARTICLE V in respect of a Loss shall be net of an amount equal to (i) any insurance proceeds actually received and any other amounts actually recovered from Third Parties (whether by payment, discount, credit, relief, insurance or otherwise) by the Indemnified Party or an Affiliate in respect of such claim, less (ii) any related costs and expenses of such receipt or recovery, including the aggregate cost of pursuing any related insurance claims. If the Indemnified Party or an Affiliate receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party or its Affiliate, net of expenses incurred by such Indemnified Party in collecting such amount.
(d)An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any Third Party insurance proceeds or other indemnification, contribution or similar payments to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this ARTICLE V; provided that the Indemnified Party’s ability or inability to collect or recover any such insurance proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.
(e)The amount of any claim by an Indemnified Party under this Agreement (i) shall be reduced to reflect any actual Tax savings or insurance proceeds received by any Indemnified Party that result from the Losses that gave rise to such indemnity and (ii) shall be increased by an amount equal to any Tax cost incurred by any Indemnified Party that results from receipt of payments under this ARTICLE V.
Section 5.6Tax Matters.
(a)Other than as provided under Section 5.3, Section 5.6(b), and Section 5.6(c) in respect of SpinCo, each Party is responsible for its own Taxes as imposed under applicable Law, and no indemnification shall be provided under this Agreement by either Party with respect to Taxes.
(b)SpinCo shall be liable for any SpinCo Indemnified Taxes. “SpinCo Indemnified Taxes” shall mean, without duplication, (i) any and all Taxes arising in respect of (x) the SpinCo Indemnifiable Pre-Closing Reorganization Steps or (y) the Distribution; provided, for the avoidance of doubt, that each of the foregoing shall not include any Taxes imposed by reason of Section 965(l) of the Code; (ii) any payroll Taxes that are deferred under the CARES Act from a Pre-Distribution Tax Period to a subsequent tax period under the CARES Act for SpinCo Employees, and that would have been accrued Taxes of the Company for a Pre-

Distribution Tax Period but for such deferral; and (iii) any Transfer Taxes allocated to SpinCo and its Subsidiaries under Section 5.6(c).
(c)The Company and SpinCo each hereby agree, any transfer, excise, sales, use, value added, stamp, documentary, filing, recordation taxes and other similar Taxes, fees and charges (including real property transfer taxes) incurred in connection with this Agreement and the transaction contemplated hereby, together with any inflation adjustment, interest, penalties or additions with respect thereto (“Transfer Taxes”) shall be borne 100% by SpinCo; provided, that such Transfer Taxes shall not include any Taxes (a) arising in respect of any transaction undertaken by Parent, RemainCo or their Affiliates following the Closing (including any Section 338(g) Election or any liquidation (including a deemed liquidation for tax purposes) or merger of any of the RemainCo or its Affiliates), or (b) arising by reason of the forward merger which Parent elects to undertake pursuant to Section 1.1 of the Merger Agreement; provided, further, that the SpinCo Indemnifiable Irish Tax Duty shall be borne by SpinCo. The Parties agree to cooperate to minimize or eliminate any Transfer Taxes, including any Irish stamp tax duty. The Party legally required to do so shall file all necessary Tax Returns and other documentation with respect to any Transfer Taxes and pay any such Transfer Taxes to the applicable Governmental Authority, and the other Parties shall cooperate in connection with the filing of such Tax Returns.
(d)With respect to all reports, applications, registrations, filings or other documents required in connection with the Pre-Closing Reorganization pursuant to Bulletin of the PRC State Administration of Taxation 2015 No. 7, i.e. Pronouncement of the State Administration of Taxation on Issues of Corporate Income Tax on Indirect Transfers of Assets by Non-resident Enterprises to the State Taxation Administration of the People’s Republic of China and its subordinates (collectively, the “PRC Indirect Transfer Tax Filings”), the Company shall (i) no later than five (5) days prior to the due date for such PRC Indirect Transfer Tax Filings, provide Parent (or its Affiliate) with a draft of all such filings (ii) reflect in the PRC Indirect Transfer Tax Filings any reasonable comments that Parent (or its Affiliate) submits to the Company in a timely manner, (iii) if so requested by Parent (or its Affiliate), permit Parent (or its Affiliate) to participate (at its own cost) in such PRC Indirect Transfer Tax Filings on a joint deal reporting basis, and (iv) timely file all such PRC Indirect Transfer Tax Filings with the State Taxation Administration of the People’s Republic of China or an applicable subordinate. The Parties shall timely cooperate in connection with the preparation and timely filing of such PRC Indirect Transfer Tax Filings, including with respect to the initial preparation of such filings.
(e)SpinCo shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns relating to any SpinCo Indemnified Taxes to the extent Tax liabilities shown thereon are solely in respect of SpinCo Indemnified Taxes (such Tax Returns, “SpinCo Prepared Returns”). Unless otherwise required by Law, such SpinCo Prepared Returns shall be prepared in a manner consistent with prior Tax Returns and the Intended Tax Treatment. SpinCo shall submit each such SpinCo Prepared Return to the Company at least thirty (30) days (or, in the case of any such Tax Return due within thirty (30) days of the Distribution Date, as soon as reasonably practicable) prior to the due date (taking into account any extensions of the time to file) for the Company’s review, and SpinCo shall consider in good faith any comments proposed by the Company. The Parties shall file all their Tax Returns consistent with the Intended Tax Treatment and shall not take any position to the contrary unless required by the applicable Governmental Authority. Notwithstanding anything in this Agreement to the contrary, in no event shall SpinCo (or its Affiliates) have access to, or the right to prepare or examine, any Tax Return other than a Tax Return of the Company or any Company Subsidiaries (as such terms are defined in the Merger Agreement).
(f)SpinCo and RemainCo shall jointly prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns relating to both (x) SpinCo Indemnified Taxes and (y) Taxes of the Company and its Subsidiaries that are not SpinCo Indemnified Taxes (such Tax Returns, “Jointly Prepared Returns”). Unless otherwise required by Law, such Jointly Prepared Returns shall be prepared in a manner consistent with prior Tax Returns and the Intended Tax Treatment. SpinCo and RemainCo shall cooperate in good faith in resolving any comments or disputes with respect to such Jointly Prepared Returns, and no Party shall file such Tax Returns without the other Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in this Agreement to the contrary, in no event shall SpinCo (or its Affiliates) have access to, or the right to prepare or examine of, any Tax Return other than a Tax Return of the Company or any Company Subsidiaries (as such terms are defined in the Merger Agreement).
(g)A Party or its Subsidiary that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a final determination within the meaning of Section 1313 of the Code (or any similar state, local or non-U.S. law) or required by applicable Law; and (ii) if such amended Tax Return is reasonably expected to result in the other Party becoming responsible for a payment of Taxes shown thereon or pursuant to this Section 5.6, such amended Tax Return shall be permitted only if the prior written consent of such other Party is obtained, such consent not to be unreasonably withheld, conditioned or delayed.
(h)Each Party shall be entitled to refunds (including any similar credit or offset of Taxes) that relate to Taxes for which it is liable hereunder in accordance with this Section 5.6 or for which the Party is otherwise responsible, net of any reduction for reasonable costs and additional Taxes in connection thereto.
Section 5.7Tax Contests.
(a)The Company shall notify SpinCo within twenty (20) business days after receipt by it or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to SpinCo Indemnified Taxes (“Tax Claim”); provided, however, that the failure to give such notice shall not relieve SpinCo of any of its obligations under this Section 5.7, except to the extent that SpinCo is actually and materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.
(b)SpinCo shall control, at its own expense, any Tax Claim to the extent Tax liabilities asserted therein (or are reasonably expected to be asserted in the future) that are solely SpinCo Indemnified Taxes (such Tax Claim, “SpinCo Controlled Claim”); provided, however, that with respect to any such claim, SpinCo shall (i) keep the Company reasonably informed of material developments with respect to such SpinCo Controlled Claim, (ii) consult with the Company before taking any significant or material action in connection with such SpinCo Controlled Claim and (iii) to the extent such Tax Claim is reasonably expected to give rise to Taxes of the Company, Subsidiaries, or their Affiliates that are not SpinCo Indemnified Taxes, not settle, compromise or abandon any such SpinCo Controlled Claim without obtaining the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). SpinCo and RemainCo shall jointly control, at each Party’s own expense, any Tax Claim with respect to Jointly Prepared Returns (such Tax Claim, “Jointly Controlled Claim”). With respect to any Jointly Controlled Claim, each Party shall (i) keep the other Party reasonably informed of material developments with respect to such Jointly Controlled Claim, (ii) consult with the other Party before taking any significant or material action in connection with such Jointly Controlled Claim and (iii) not settle, compromise or abandon any such Jointly Controlled Claim without obtaining the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in this Agreement to the contrary, in no event shall SpinCo (or its Affiliates) control any Tax Claim to the extent it relates to any Tax Return other than a Tax Return of the Company or any Company Subsidiaries (as such terms are defined in the Merger Agreement).
(c)Notwithstanding the provisions of Section 5.4(a) and Section 5.4(b) (Claims), the provisions of this Section 5.7 shall exclusively control with respect to any Tax Claim.
(d)Except for the provisions of Section 5.6 and foregoing provisions of this Section 5.7, any and all Tax sharing, Tax allocation, Tax indemnity or similar agreements, arrangements, or practices (including any advance pricing agreement, closing agreement or other similar written agreement relating to Taxes with any Governmental Authority, but excluding (i) customary commercial Contracts the primary purpose of which is unrelated to Taxes and (ii) any agreements or arrangements solely between SpinCo and SpinCo Subsidiaries) to which SpinCo or any of its Subsidiaries is a party or otherwise subject shall be terminated as of the Distribution Date and after the Distribution Date neither of SpinCo nor any of its Affiliates shall be bound thereby, have any Liability thereunder, or be obligated to make any payment thereunder.

ARTICLE VI
ACCESS TO INFORMATION
Section 6.1Provision of Corporate Records.
(a)Except as specifically provided in ARTICLE V (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by a member of the SpinCo Group for specific and identified agreements, documents, books, records or files (whether written or electronic) including accounting and financial records (collectively, “Records”) which relate to SpinCo or the conduct of the Therapeutics Business, or which SpinCo determines are necessary or advisable in order for SpinCo to prepare its financial statements and any reports or filings to be made with any Governmental Authority, the Company shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if SpinCo has a reasonable purpose for such originals) in the possession or control of any member of the RemainCo Group, but only to the extent such items are not already in the possession or control of the requesting Party.
(b)Except as specifically provided in ARTICLE V (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by a member of the RemainCo Group for specific and identified Records which relate to the Company or the conduct of the CGRP Business, or which the Company determines are necessary or advisable in order for the Company to prepare its financial statements and any reports or filings to be made with any Governmental Authority, SpinCo shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if the Company has a reasonable purpose for such originals) in the possession or control of any member of the SpinCo Group, but only to the extent such items are not already in the possession or control of the requesting Party.
Section 6.2Access to Information. Except as specifically provided in ARTICLE V (in which event the provisions of such Article will govern), and subject to applicable Law, for a period of five (5) years following the Distribution Date, upon reasonable prior notice, each of the Company and SpinCo shall (and shall cause its Subsidiaries to) afford the other applicable Party’s officers and other authorized Representatives reasonable access, during normal business hours, to its employees and properties that relate to such other Party’s Business and, during such period, each Party shall (and shall cause its Subsidiaries to) furnish promptly to the other Party all information concerning such other Party’s Business, as applicable, and such other Party’s properties and personnel related thereto as may be reasonably requested; provided, that the foregoing shall not require any Party or such Party’s Subsidiaries to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of such Party would (A) be detrimental to such Party’s or any of its Subsidiaries’ Business or operations, (B) result in the disclosure of any trade secrets of Third Parties or violate any of its obligations with respect to confidentiality, (C) be reasonably likely to result in a violation of any Law or (D) if SpinCo or any of its Affiliates after giving effect to the Distribution, on the one hand, and the Company or any of its Affiliates after giving effect to the Distribution, on the other hand, are adverse parties in a litigation or other Proceeding to disclose or permit access to any information that is reasonably pertinent to such litigation or other Proceeding, (ii) disclose any Privileged Information of any Party or any of its Subsidiaries or (iii) submit to any invasive environmental testing or sampling.
Section 6.3Tax Information and Cooperation. The Company and SpinCo shall reasonably cooperate and shall cause their respective Affiliates and Representatives to reasonably cooperate, in respect of the Pre-Closing Reorganization, the Distribution, Irish stamp duty clearance, if applicable, and in preparing and filing all Tax Returns relating to any Pre-Distribution Tax Period, including maintaining and making available to each other, and to any taxing authority as reasonably requested, all records reasonably necessary in connection with Taxes of SpinCo or the Therapeutics Business and in resolving all disputes and audits relating to Taxes allocable to a Pre-Distribution Tax Period. The Company and SpinCo agree that for U.S. federal income tax (and all applicable other) purposes (i) Biohaven Therapeutic Limited shall be treated as an association taxable as a corporation through the end of the Closing Date, (ii) as part of the Pre-Closing Reorganization, for the avoidance of doubt, in no event shall a direct owner of equity interests in a domestic partnership or a domestic corporation (each as described in Section 7701(a)(30) of the Code) transfer the equity interests in such entity, and (iii) to the extent the Closing Date is on or prior to December 31, 2022, the taxable year of the Company for 2022 shall not close earlier than the Closing. The Company and SpinCo agree to use commercially reasonable efforts (i) to retain all books and records (or, in the alternative, to deliver such books and records to SpinCo) with respect to Tax matters pertinent to SpinCo or the Therapeutics Business relating to any Tax period beginning before the Distribution Date until ninety (90) days after the expiration of the applicable statute of limitations and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to allow the other Party and its Representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as may be reasonably necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such Party’s expense. The Party requesting such cooperation will bear the reasonable out-of-pocket costs of the other Party. In no event shall any Party be entitled to receive information under this Section 6.3 that does not relate solely to SpinCo or the Therapeutics Business except that, in the case of Tax information relating in part to SpinCo or the Therapeutics Business, a Party otherwise required to provide Tax information under this Section 6.3 shall use commercially reasonable efforts to provide such Tax information as relates solely to SpinCo or the Therapeutics Business (which may include, to the extent commercially reasonable, redacted versions of such information that show solely the portions of the relevant materials that relate solely to SpinCo or the Therapeutics Business). For the avoidance of doubt, this Section 6.3 shall be subject to the last sentence of Section 5.6(d).
Section 6.4Witnesses; Documents and Cooperation in Proceedings. At all times from and after the Distribution Date, each of the Company and SpinCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ former and then-current Representatives as witnesses and any Records within its control or which it otherwise has the ability to make available without undue burden, to the extent that such Persons or Records may reasonably be required in connection with the prosecution or defense of any Proceeding in which the requesting Party may from time to time be involved. The requesting Party shall bear all reasonable out-of-pocket costs and expenses incurred in connection therewith. This provision shall not apply to any Proceeding brought by one Party against another Party (as to which production of documents and witnesses shall be governed by applicable discovery rules).
(b)Without limiting any provision of this Section 6.4, the Parties shall cooperate and consult, and shall cause each member of their respective Groups to cooperate and consult, to the extent reasonably necessary with respect to any Proceedings.
(c)In connection with any matter contemplated by this Section 6.4, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.
Section 6.5Confidentiality. (a) Notwithstanding any termination of this Agreement, except that the nondisclosure obligations and restrictions on use with respect to any Confidential Information that constitutes a Trade Secret shall continue in effect for so long as the Confidential Information remains a Trade Secret under applicable Law, each Party shall, and shall cause each of the other members of its Group to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, at a standard of care no less than that used for its own Confidential Information (and in any event no less than a reasonable standard of care), and not to disclose or release or except as otherwise permitted by this Agreement, use, without the prior written consent of each Party to whom (or to whose Group) the Confidential Information relates (which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to another Party or any member of its Group; provided that each Party may disclose, or may permit disclosure of, such Confidential Information (i) to its (or any member of its Group’s) respective auditors, attorneys, financial advisors, bankers and other appropriate employees, consultants and advisors who have a need to know such Confidential Information for auditing and other purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Proceeding by one Party (or a member of its Group) against any other Party (or member of such other Party’s Group) or in respect of claims by one Party (or member of its Group) against the other Party (or member of such other Party’s Group) brought in a Proceeding, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement or the Transition Services Agreement, (vi) to any Governmental Authority in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party that relates to clauses (ii), (iii), (vi) or (vii) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable member of its Group) a reasonable opportunity to seek, at its expense, an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Group to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member is) required to make such disclosure shall or shall cause the applicable member of its Group to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member is seeking) to limit such request, demand or disclosure requirement).
(b)Each of SpinCo and the Company acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary information of Third Parties that was received under confidentiality or non-disclosure agreements or policies with each such Third Party while such Party and/or members of its Group were Subsidiaries of the Company prior to the Distribution Date. Each of SpinCo and the Company shall, and shall cause the other members of its Group to, hold and cause its and their respective Representatives (or potential buyers) to hold, in strict confidence the confidential and proprietary information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any policies or agreements entered into prior to the Distribution Date between one or more members of the SpinCo Group and/or the RemainCo Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties.
(c)For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, the disclosure and sharing of Privileged Information shall be governed solely by Section 6.6. For clarity, to the extent that any Contract or policy to which a Party is bound or its Confidential Information is subject provides that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 6.5, then the applicable provisions contained in such Contract or policy shall control with respect thereto.
Section 6.6Privileged Matters. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the members of the RemainCo Group and the members of the SpinCo Group, and that each of the members of the RemainCo Group and each of the members of the SpinCo Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. To allocate the interests of each Party in the information as to which any Party is entitled to assert a privilege, the Parties agree as follows:

(a)The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information that relates exclusively to the CGRP Business (other than with respect to Liabilities as to which SpinCo is required to provide indemnification under ARTICLE V), whether or not the Privileged Information is in the possession of or under the control of the Company or SpinCo. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities or other protections in connection with any Privileged Information that relates exclusively to the subject matter of any claims constituting RemainCo Liabilities, or other Liabilities as to which it is required to provide indemnification under ARTICLE V, now pending or which may be asserted in the future, whether or not the Privileged Information is in the possession of or under the control of any member of the RemainCo Group or the SpinCo Group.
(b)SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information which relates exclusively to the Therapeutics Business (other than with respect to matters or claims that are RemainCo Liabilities or other Liabilities as to which the Company is required to provide indemnification under ARTICLE V), whether or not the Privileged Information is in the possession of or under the control of the Company or SpinCo. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities or other protections in connection with any Privileged Information which relates solely to the subject matter of any claims constituting SpinCo Liabilities, or other Liabilities as to which it is required to provide indemnification under ARTICLE V, now pending or which may be asserted in the future, in any lawsuits or other Proceedings initiated against or by SpinCo, whether or not the Privileged Information is in the possession of SpinCo or under the control of any member of the RemainCo Group or the SpinCo Group.
(c)The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 6.6, with respect to all privileges not allocated pursuant to the terms of Section 6.6(a) and (b).
(d)No Party may waive any privilege which may be asserted under any applicable Law, and in which the other Party has a shared privilege, without the written consent of the other Party, such consent not to be unreasonably withheld or delayed, except to the extent reasonably required in connection with any Third Party Claims or as provided in Section 6.6(e) below.
(e)In the event of any litigation or dispute between or among the Parties, or any members of the respective Groups, either Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided, however, that such waiver of a shared privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the members of the respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party Claims.

(f)If a dispute arises between or among the Parties or any members of the respective Groups regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall (i) negotiate in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party, and (iii) not unreasonably withhold consent to any request for a waiver by the other Party. Each Party hereto specifically agrees that it will not withhold consent to a waiver for any purpose except to protect its own legitimate interests.
(g)Upon receipt by any member of the respective Groups of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any member of its Group’s current or former Representatives have received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 6.6 or otherwise to prevent the production or disclosure of such Privileged Information.
(h)The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreements of the Company and SpinCo, as set forth in Section 6.2, Section 6.3, Section 6.4, Section 6.5 and this Section 6.6, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 6.1, Section 6.2, Section 6.3 and Section 6.4 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.2 and Section 6.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.4 hereof, and the transfer of Privileged Information between and among the Parties and their respective Subsidiaries and Representatives pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.
(i)Parent acknowledges that Sullivan & Cromwell LLP, Locke Lord LLP and Maples and Calder (“Prior Company Counsel”) have, on or prior to the Effective Time, represented one or more of the Parties and their Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the RemainCo Group, a “Designated Person”) in one or more matters relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) and (y) in which Parent or any of its Affiliates (including the RemainCo Group), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Parent and the Company hereby (i) waives and shall not assert, and agrees after the Effective Time to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Parent or any of its Affiliates (including the RemainCo Group), and even though Prior Company Counsel may (A) have represented the RemainCo Group in a matter substantially related to such dispute or (B) be currently representing the RemainCo Group. Without limiting the foregoing, each of Parent and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the RemainCo Group or Prior Company Counsel’s duty of confidentiality as to the RemainCo Group and whether or not such disclosure is made before or after the Effective Time.
Section 6.7Ownership of Information. Any information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to ARTICLE V or this ARTICLE VI shall be deemed to remain the property of the providing Party (or member of its Group). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights to any Party (or member of its Group) of license or otherwise in any such information, whether by implication, estoppel or otherwise.
Section 6.8Cost of Providing Records and Information. A Party requesting Records, information or access to personnel, witnesses or properties, under ARTICLE V or this ARTICLE VI, agrees to reimburse the other Party (or member of such Party’s Group), upon the presentation of invoices therefor, for the reasonable out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective then-Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), if any, incurred in seeking to satisfy the request of the requesting Party (or member of such Party’s Group).
Section 6.9Retention of Records. Except (a) as provided in Section 6.3, (b) when a longer retention period is otherwise required by applicable Law or (c) as agreed to in writing by the Parties, the RemainCo Group and the SpinCo Group shall use commercially reasonable efforts to retain all Records relating to the CGRP Business and the Therapeutics Business, as applicable, in accordance with its respective regular records retention policies and procedures, until the latest of: (i) the maximum amount of time required under each Parties’ respective records retention policies and procedures, (ii) the date on which such Records are no longer required to be retained pursuant to any “litigation hold” issued by the Company or any member of the RemainCo Group prior to the Distribution and communicated to SpinCo in writing at least thirty (30) days prior to the Distribution, (iii) the concluding date of any period as may be required by any applicable Law, (iv) with respect to any pending or threatened Proceeding arising after the Distribution Date, to the extent that any member of a Group in possession of such Records has been notified in writing pursuant to a “litigation hold” by any Party of such pending or threatened Proceeding, the concluding date of any such “litigation hold,” and (v) the concluding date of any period during which the destruction of such Records would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Authority which is known to any member of the Group in possession of such Records at the time any retention obligation with regard to such Records would otherwise expire.  Each Party shall, and shall cause the other members of its Group (and any of their respective then-Affiliates) to use commercially reasonable efforts (at the requesting Party’s sole cost and expense) to preserve and not to destroy or dispose of such Records without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the requesting Party (and, for the avoidance of doubt, commercially reasonable efforts shall include issuing a “litigation hold”).
Section 6.10Other Agreements Providing for Exchange of Information. The rights and obligations granted under this ARTICLE VI are subject to any specific limitations, qualifications and additional provisions on the sharing, exchange or confidential treatment of Confidential Information set forth in the Merger Agreement, the Transition Services Agreement and in any other agreement to which a member of the RemainCo Group and a member of the SpinCo Group is a party.
Section 6.11Policies and Best Practices. Without representation or warranty, SpinCo and the Company shall continue to be permitted to share, on a confidential basis, “best practices” information and materials (such as policies, workflow templates and standard form Contracts).
Section 6.12Compliance with Laws and Agreements. Nothing in this ARTICLE VI shall be deemed to require any Person to provide any Privileged Information if doing so would, in the opinion of counsel to such Person, be inconsistent with any legal or constitutional obligation applicable to such Person.
ARTICLE VII
CONDITIONS PRECEDENT TO THE DISTRIBUTION
Section 7.1Conditions Precedent to Distribution. The consummation of the Distribution shall be conditioned upon the satisfaction or waiver by each Party of each of the following conditions:
(a)each of the conditions to the closing of the Merger Agreement set forth in Section 7 thereof shall have been fulfilled or waived by the Party for whose benefit such condition exists (other than (i) the condition set forth in Section 7.2(e) of the Merger Agreement with respect to completion of the Distribution and (ii) those conditions that by their nature can only be satisfied at such closing of the transactions contemplated by the Merger Agreement; provided that such conditions are then capable of being satisfied) and Parent shall have confirmed to the Company in writing that it is prepared to consummate the Merger, subject only to the consummation of the Distribution;
(b)the Spin-Off Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Spin-Off Registration Statement shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and the Information Statement shall have been mailed to holders of Company Common Shares as of the Distribution Record Date;
(c)the SpinCo Common Shares to be delivered in the Distribution shall have been accepted for listing on a National Securities Exchange, subject to compliance with applicable listing requirements;
(d)no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective preventing consummation of the Distribution, the Pre-Closing Reorganization or the Merger;
(e)the Transition Services Agreement shall have been duly executed and delivered by the parties thereto; and
(f)the Pre-Closing Reorganization shall have been effected in all material respects.
The foregoing conditions shall not limit the rights of the Parties under the Merger Agreement.
ARTICLE VIII
MISCELLANEOUS
Section 8.1Survival. The covenants and agreements of the Parties contained in Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7, Section 2.8, Section 2.9, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, Section 4.7, Section 4.8, Section 4.9, Section 4.10, ARTICLE V, ARTICLE VI and this ARTICLE VIII of this Agreement shall survive the Distribution Date.
Section 8.2Distribution Expenses. Except as otherwise set forth in this Agreement or the Transition Services Agreement, all costs and expenses incurred on or prior to the Distribution Date (whether or not paid on or prior to the Distribution Date) in connection with the preparation, execution, delivery, printing and implementation of this Agreement, the Transition Services Agreement, the Information Statement and the Spin-Off Registration Statement, and the Distribution and the consummation of the transactions contemplated thereby, shall be charged to and paid by SpinCo, and shall be deemed to be SpinCo Liabilities. Except as otherwise set forth in this Agreement or the Transition Services Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

Section 8.3Amendment. Subject to Law and as otherwise provided in this Agreement, at any time prior to the Distribution Effective Time, this Agreement, and for the avoidance of doubt, Schedule I, may be amended, modified and supplemented, by written agreement of the Parties and Parent. This Agreement, and for the avoidance of doubt, Schedule I, may not be amended except by an instrument in writing signed on behalf of each of the Parties and Parent.
Section 8.4Waiver. At any time prior to the Distribution Effective Time, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance with any of the agreements of the other Party or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; provided, however, that any such extension or waiver will be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.
Section 8.5Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
Section 8.6Binding Effect; No Assignment; No Third Party Beneficiaries.
(a)This Agreement will not be assigned by any Party or Parent (whether by operation of Law or otherwise) without the prior written consent of the other Party and Parent, except that RemainCo and Parent may assign, in their sole discretion and without the consent of any other Party (or Parent, in the case of RemainCo’s assignment), any or all of their rights, interests and obligations hereunder to one or more of their Affiliates (each, an “Assignee”). Any Assignee may thereafter assign, in its sole discretion and without the consent of any other Party or Parent, any or all of its rights, interests and obligations hereunder to one or more additional Assignees, respectively; provided, however, that in connection with any assignment to an Assignee, RemainCo and Parent (or the assignor), as applicable, will remain liable for the performance by RemainCo and Parent (and such assignor, if applicable), as applicable, of their obligations hereunder. Subject to the preceding sentence, but without relieving any Party or Parent, as applicable, of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and Parent and their respective successors and assigns. Notwithstanding the foregoing, after the consummation of the Merger, SpinCo may assign any right, title and interest to the Royalty Payments, pursuant to the terms set forth in Schedule I, and any related rights of SpinCo set forth in Schedule I, to any Person without the consent of RemainCo or Parent.
(b) Except as provided in ARTICLE V relating to Indemnified Parties, nothing in this Agreement, express or implied, will confer upon any Person other than

RemainCo, SpinCo and Parent and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.
Section 8.7Parent Guaranty
(a)Parent hereby guarantees unconditionally, for the benefit of SpinCo, the due performance by the Company of its obligations under this Agreement and the Transition Services Agreement following the Effective Time (the “Guaranteed Obligations”). If the Company fails to perform any such obligation, Parent, upon written request of SpinCo, shall, or shall cause the Company to, perform such obligations promptly upon receipt of such request. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, except to the extent any of the foregoing modifies the application thereof. For the avoidance of doubt, this guaranty of this Section 8.7 shall only be effective from and after the Effective Time.
(b)Parent hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by SpinCo upon this Section 8.7 or acceptance of this Section 8.7. The Guaranteed Obligation conclusively shall be deemed to have been created, contracted or incurred in reliance upon this Section 8.7, and all dealings between SpinCo, on the one hand, and the Company, on the other, likewise conclusively shall be presumed to have been had or consummated in reliance upon this Section 8.7. When pursuing its rights and remedies hereunder against Parent, SpinCo shall be under no obligation to pursue such rights and remedies it may have against the Company or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by SpinCo to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon or to exercise any such right of offset shall not relieve Parent of any liability hereunder.
(c)Parent expressly and irrevocably waives any election of remedies by SpinCo, promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to the Company under or in connection with this Agreement, other than defenses that are available to the Company hereunder. SpinCo acknowledges and agrees that Parent shall be entitled to all rights, remedies and benefits of the Company hereunder following the Effective Time. Parent acknowledges that it will receive substantial direct and indirect benefits from the transaction contemplated by this Agreement and that the waivers set forth in this Section 8.7 are made knowingly in contemplation of such benefits.
(d)Parent represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (ii) it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement solely for purposes of this Section 8.7 and this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)) and (iii) the execution, delivery and performance of this Agreement does not contravene any law to which Parent is subject or result in any breach of any Contract to which Parent is a party, other than such contravention or breach that would not be material to Parent or limit its ability to carry out the terms and provisions of this Agreement solely for purposes of this Section 8.7.
(e)SpinCo agrees that its rights in respect of any claim or liability under this Agreement asserted by it against Parent shall be limited solely to satisfaction out of, and enforcement against, the assets of Parent and the RemainCo Group, and SpinCo covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of Parent’s former, current or future directors, officers, agents, or stockholders or any former, current or future directors, officers, agents, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law.
(f)No amendment, supplement or modification to this Section 8.7 shall be made without the written agreement of Parent.
Section 8.8Termination. This Agreement (including ARTICLE V) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of the Company without the approval of SpinCo. In the event of such termination, no Party shall have any Liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that ARTICLE V shall not be terminated or amended after the Distribution in respect of a Third Party beneficiary thereto without the consent of such Person. For the avoidance of doubt, Schedule I shall automatically terminate upon any termination of this Agreement prior to the Distribution.
Section 8.9Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.
Section 8.10Governing Law. This Agreement and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware, regardless of any other Laws that might otherwise govern under applicable principles of conflicts of law. The selection of the laws of the State of Delaware as the governing law of this Agreement and the transactions contemplated hereby is a valid choice of law under the laws of the British Virgin Islands and will be honored by courts in the British Virgin Islands.

Section 8.11Submission to Jurisdiction; Waiver. Each of the Company and SpinCo irrevocably agrees that any legal action or Proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other Party or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Company and SpinCo hereby irrevocably submits with respect to any action or Proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company and SpinCo hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Law, that (i) the suit, action or Proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper and (iii) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.
Section 8.12Waiver of Jury Trial. EACH OF THE COMPANY AND SPINCO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each Party certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.12.
Section 8.13Specific Performance.
(a)The Parties acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each Party will be entitled, in addition to any other remedy to which it may be entitled at Law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at Law and any other objections to specific performance of this Agreement.

(b)Notwithstanding the Parties’ rights to specific performance pursuant to Section 8.13(a), each Party may pursue any other remedy available to it at Law or in equity, including monetary damages.
Section 8.14Notices. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, or by email transmission (provided, that no “bounce back” or similar message of non-delivery is received with respect thereto), or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:
If to the Company (prior to the Effective Time):
Biohaven Pharmaceutical Holding Company Ltd.
234 Church Street, New Haven, Connecticut 0651
Attention:    Vlad Coric
    Warren Volles
Email:    [***********]
    [***********]

with a copy (which does not constitute notice under this Agreement) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Frank J. Aquila Scott B. Crofton
Telephone:	[***********]
Email:	[***********] [***********]

If to SpinCo:
Biohaven Research Ltd.
234 Church Street, New Haven, Connecticut 0651
Attn:    Vlad Coric
    Warren Volles
Email:    [***********]
    [***********]

with a copy (which does not constitute notice under this Agreement) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	Frank J. Aquila Scott B. Crofton
Telephone:	[***********]
Email:	[***********] [***********]

If to Parent or the Company (after the Effective Time):

Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention:	Bryan A. Supran Andrew Muratore
Email:	[***********]

with a copy (which does not constitute notice under this Agreement) to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attention:    Emily Oldshue
Telephone:    [***********]
Email:     [***********]

Any Party may by notice delivered in accordance with this Section 8.14 to the other Parties designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) business days after such notice would otherwise be deemed to have been received pursuant to this section. Nothing in this section will be deemed to constitute consent to the manner or address for service of process in connection with any legal Proceeding, including litigation arising out of or in connection with this Agreement.

Section 8.15Entire Agreement. This Agreement (including any Schedules, Annexes or Exhibits hereto and the documents and instruments referenced herein), the Transition Services Agreement, the Merger Agreement and the Confidentiality Agreement, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter of prior agreements, written or oral, among the Parties with respect thereto, other than the Confidentiality Agreement, which will survive and remain in full force and effect (other than the “standstill”

provisions which will expire concurrently with the execution and delivery of the Merger Agreement).
Section 8.16Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

SCHEDULE I
ROYALTY PAYMENTS
1.U.S. Royalty Payments.
a.Royalty Payment. Subject to the terms of this Schedule I, Biohaven Pharmaceutical Holding Company Ltd. (“Payor”) will pay Biohaven Research Ltd. (“SpinCo”) royalties for the Products on a tiered marginal royalty rate basis as set forth in the table below based on aggregate Net Sales in the United States of all Products during each Royalty Year during the applicable Royalty Term of each such Product.

Portion of Net Sales of all Products in the United States in a Royalty Year	Marginal Royalty Rate
Up to $5.25 billion	0%
[***]	[***]%
[***]	[***]%
[***]	[***]%

b.Caps on Royalty Payments. Notwithstanding any provision to the contrary in this Agreement (including in this Schedule I), under no circumstances will the total royalty payments payable under this Schedule I across all Products with respect to Net Sales in a given Royalty Year exceed $400,000,000 (Four Hundred Million U.S. Dollars) (“Annual Cap”). For clarity, once the aggregate royalty payments payable under this Schedule I across all Products with respect to Net Sales in a Royalty Year exceed the Annual Cap, Payor will owe no further royalties under this Schedule I on Net Sales of any Product in such Royalty Year. Further, for clarity, Net Sales of Products in a given Royalty Year that would give rise to royalty payments in excess of the Annual Cap will not carry forward to any subsequent Royalty Year for the purpose of determining royalty payments for such Royalty Year.

2.Manner of Payment. All payments to be made by Payor under this Agreement will be made in United States dollars by wire transfer of immediately available funds to such bank account as will be designated by SpinCo. Late payments will bear interest at the rate provided in Section 5 of this Schedule I.

3.Sales Reports and Royalty Payments. Following the later of the Effective Time and the date on which the $5,250,000,000 (Five Billion Two Hundred and Fifty Million U.S. Dollar) aggregate annual Net Sales threshold for the Products in the United States is first met, Payor will furnish to SpinCo a written report, within 45 days after the end of each Royalty Quarter (or portion thereof, if this Agreement terminates during a Royalty Quarter), showing the amount of royalty due for such Royalty Quarter (or portion thereof). Royalty payments for each Royalty Quarter will be due within 60 days after the end of each Royalty Quarter (or portion thereof, if this Agreement terminates during a Royalty Quarter). With each quarterly report, Payor will deliver to SpinCo a full and accurate accounting to include at least the following information:

a.the total gross sales for each Product in the United States by Payor and its applicable Affiliates and Licensees, if any, and the calculation of Net Sales from such gross sales;

b.the calculation of royalties payable in United States dollars which will have accrued hereunder in respect of such Net Sales; and

c.withholding taxes, if any, required by Law to be deducted in respect of such royalties.

4.Sales Record Audit.

a.Payor shall keep, and shall ensure that each of its Related Parties, if any, keep, complete, true and accurate books of accounts and records, in accordance with GAAP, with respect to gross sales of Products in the United States and any deductions thereto in accordance with the “Net Sales” definition in connection with the calculation of Net Sales of Products in the United States, sufficient to determine and establish the amounts payable under this Schedule I during the applicable audit timeline set forth in Section 4.b of this Schedule I.

b.Such books of accounting of Payor and its Affiliates shall during all reasonable times for the three calendar years next following the end of the Royalty Year to which each shall pertain, be open for inspection not more than once during any 12-month period at reasonable times and upon reasonable notice by an independent certified public accountant selected by SpinCo and as to which Payor has no reasonable objection, for the purpose of verifying royalty reports and payments for compliance with this Schedule I for any period within the preceding three Royalty Years.

c.The independent, certified public accountant shall disclose to SpinCo only the amounts that the independent auditor believes to be due and payable hereunder to SpinCo and details concerning any discrepancy from the amount paid (including the reasons therefor), and shall disclose no other information revealed in such audit.

d.Such accountant must have agreed in writing with Payor to maintain all information learned in confidence, except as necessary to disclose to SpinCo under Section 4.c of this Schedule I such compliance or noncompliance by Payor and any Related Parties. The results of each inspection, if any, shall be binding on SpinCo and Payor. SpinCo shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalty payments payable for any Royalty Year shown by such inspection of more than five percent of the amount paid for such Royalty Year, Payor shall pay for such inspection. Any underpayments shall be paid by Payor within 45 days after notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods, provided that if all Royalty Terms expire or the Agreement is terminated prior to such overpayment being fully credited, SpinCo will pay any remaining overpayment amount to Payor within 45 days following such expiration or termination date.

5.Interest on Late Payments. Any amount required to be paid by Payor under this Schedule I which is not paid on the date due will bear interest compounded daily, to the extent permitted by Law, at the annualized Federal Funds Effective Rate EFFR or any successor to such rate for the date such payment was due, as reported by the Federal Reserve of New York (https://apps.newyorkfed.org/markets/autorates/fed%20funds).

6.Taxes. Payor will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Schedule I any withholding taxes or other amounts required under applicable law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Schedule I as having been paid to the person in respect of which such deduction and withholding was made. All sums payable under this Agreement are exclusive of any amount in respect of VAT. If any action of one Party (the “Supplier”) under this Agreement constitutes, for VAT purposes, the making of a supply to another Party (the “Recipient”) and VAT is or becomes chargeable on that supply, the Recipient shall pay to the Supplier, in addition to any amounts otherwise payable under this Agreement by the Recipient, a sum equal to the amount of the VAT chargeable on that supply against delivery to the Recipient of a valid VAT invoice issued in accordance with the laws and regulations of the applicable jurisdiction or directly pay and account for such VAT towards the relevant taxing authorities.

7.Definitions. When used in this Schedule I, the following terms will have the respective meanings specified therefor below. Any capitalized terms used in this Schedule I and not defined herein will have the meanings ascribed to them in the Agreement.

a.“Affiliate” has the meaning given to such term in the Merger Agreement.

b.“Annual Cap” has the meaning set forth in Section 1.b of this Schedule I.

c.“Combination Product” means a Product that includes at least one additional active ingredient other than the Compound. Drug delivery vehicles, adjuvants, and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

d.“Compound” means (i) the compound identified as rimegepant as set forth in Attachment A to this Schedule I and (b) the compound identified as zavegepant as set forth in Attachment B to this Schedule I, in each case, together with all prodrugs, metabolites, salts, congeners, bases, anhydrides, hydrates, crystal forms, non-crystal forms, polymorphs, solvates, stereoisomers, radioisomers, and ester forms thereof.

e.“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

f.“First Commercial Sale” means, with respect to any Product, the first sale of such Licensed Product by Payor or an Affiliate or Sublicensee of Payor to a Third Party in the United States after such Product has been granted marketing approval by the FDA.

g.“GAAP” means the U.S. generally accepted accounting principles, consistently applied.

h.“Law” has the meaning given to such term in the Merger Agreement.

i.“Licensee” means any Third Party to which Payor or its Affiliate has granted a license to commercialize Products in the United States.

j.“Net Sales” means, with respect to any Product, the amount billed in arm’s-length transactions by Payor or an Affiliate or Licensee thereof (all of the foregoing persons and entities, for purposes of this definition, will be considered a “Related Party”) for sales of such Product to a Third Party in the United States, less the sum of the following (to the extent not reimbursed by any Third Party): [***]

k. “Product” means any pharmaceutical product containing a Compound (alone or with other active ingredients controlled by Payor or its Affiliates), in all forms, presentations, formulations and dosage forms.

l.“Recipient” has the meaning set forth in Section 6 of this Schedule I.

m.“Related Party” has the meaning set forth in Section 7.j of this Schedule I.

n.“Royalty Term” means, with respect to a Product, the period commencing on the later of (i) the Effective Time and (ii) the First Commercial Sale of such Product in the United States and ending on December 31, 2040.

o.“Royalty Quarter” means each of the four 13-week periods commencing on January 1 of any Royalty Year.

p.“Royalty Year” means the 12-month fiscal period observed by Payor commencing on January 1.

q.“Supplier” has the meaning set forth in Section 6 of this Schedule I.

r.“United States” and “U.S.” means the United States of America, including its territories and possessions.

s.“VAT” means (i) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (ii) any other tax of a similar nature, however denominated, to the taxes referred to in clause (i) above, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the taxes referred to in clause (i) above, or imposed elsewhere (including goods and services taxes, but excluding transfer tax, stamp duty and other similar taxes).

8.No Diligence Obligations. Notwithstanding any provision to the contrary in this Agreement, including this Schedule I, neither Payor nor any of its Affiliates will have any obligation to develop or commercialize any Product pursuant to this Agreement.

SCHEDULE I – ATTACHMENT A
Rimegepant

SCHEDULE I – ATTACHMENT B
Zavegepant

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.

By:	/s/ Vladimir Coric
	Name:	Vladimir Coric
	Title:	Chief Executive Officer

BIOHAVEN RESEARCH LTD.

By:	/s/ Vladimir Coric
	Name:	Vladimir Coric
	Title:	Chief Executive Officer

PFIZER INC.

By:	/s/ Albert Bourla
	Name:	Albert Bourla
	Title:	Chairman and Chief Executive Officer